As Filed With the Securities and Exchange Commission on October 16, 2007
Registration No. 333-144361

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE STALLION GROUP
(Name of Small Business Issuer in its Charter)

Nevada	1311	98-0429182
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

#604 – 700 West Pender Street, Vancouver, British Columbia, Canada, V6C 1G8
(604) 662-7901
(Address and telephone number of principal executive offices)

(Name, address and telephone number of	Send Correspondence to:
agent for service)
The Stallion Group
Corporate Advisory Services, Inc.	c/o Kulwant Sandher, CFO
251 Jeanell Drive, Suite 33	#604 – 700 West Pender Street,
Carson City, Nevada	Vancouver, British Columbia, Canada,
98703	V6C 1G8
(775) 882-5121	(604) 662-7901
Fax: (604) 602-1625

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	22,831,496(1)	$0.35	$7,991,023.60	$245.32

(1)

Represents 15,661,748 issued shares of common stock currently held by the selling shareholders and 7,169,748 shares of common stock that may be acquired by selling shareholders upon exercise of warrants.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended based on the average of the high and low price of the registrant’s common stock on October 15, 2007 as reported on the OTC Bulletin Board.

This registration statement also covers additional common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this Prospectus is not complete and will be amended and completed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell securities, nor is it a solicitation of an offer to buy securities, in any state, province or other jurisdiction where the offer or sale would be unlawful.

PROSPECTUS

22,831,496 Shares of Common Stock of The Stallion Group
that may be offered for sale by Selling Stockholders

We are registering 22,831,496 shares of common stock of The Stallion Group that may be offered for sale by the selling stockholders named herein. The shares that may be sold hereunder consist of 15,661,748 shares of our common stock previously issued to the selling stockholders, and 7,169,748 shares of our common stock that may be issued to the selling stockholders upon exercise of warrants held by them. We will receive no proceeds from the sale of the shares by the selling stockholders.

Our common stock is quoted on the OTC Bulletin Board under the trading symbol “SLGR”. On , October 11, 2007, the closing bid price of our common stock was $0.27.

Investing in the common stock involves certain risks. See "Risk Factors" starting at page 2.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE VARIOUS RISK FACTORS DESCRIBED BEGINNING ON PAGE 2 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 16, 2007.

SUMMARY INFORMATION

This summary provides an overview of selected information contained in this prospectus. It does not contain all the information you should consider before making a decision to purchase the Shares we or our selling shareholders are offering. You should very carefully and thoroughly read the more detailed information in this prospectus and review our financial statements and all other information that is incorporated by reference in this prospectus.

Summary Information about The Stallion Group

We are engaged in the exploration, development and production of oil and natural gas resources. To date our involvement in the oil and natural gas industry has been through a 30% participating interest in two drill programs on the Wilcox and Frio formations located in Mississippi and Louisiana. We have contributed a total of $1,200,000 to the drill programs which are currently ongoing. As at the date of this prospectus, we are receiving revenues from sales of natural gas produced from one well on the Frio formation known as the Red Bug Well, in which we hold a 24% net revenue interest. Production and sale of natural gas from the Red Bug Well commenced in January of 2007.

In May 2004 we entered into an option agreement to acquire a 100% interest in 4 mining claims located in British Columbia, Canada. After incurring expenditures on an initial work program, we determined to proceed with opportunities in the oil and gas business and allow the option on the mining claims to lapse.

We were incorporated in the State of Nevada on January 9, 2004. Our administrative office is located at #604 – 700 West Pender Street, Vancouver, British Columbia, Canada, V6C 1G8, , telephone (604) 662-7901 and our registered office is located at 251 Jeanell Drive, No. 3, Carson City, Nevada 89703.

Selected Financial Data

The following table describes certain of our summary financial data. The data presented below has been derived from the audited and unaudited financial statements included elsewhere in this prospectus. You should read this information together with the financial statements and the notes to those statements and the information under "Management’s Discussion and Analysis or Plan of Operation".

Consolidated Statement of Operations Data

	Three month period ended August 31, 2007	3 month period ended August 31, 2007 $ (Unaudited)
Revenues	17,221	7,420
Expenses	1,001,137	135,879
Net loss for the period	(1,197,372)	136,280
Net loss per share(1)	(0.02)	(0.00)

Consolidated Balance sheet data

	As at May 31, 2007 $(Audited)	As at August 31, 2007 $ (Unaudited)
Cash and cash equivalents	162,266	413,976
Working capital	126,486	99,503
Total assets	1,160,830	1,506,365
Current liabilities	46,173	325,910
Total liabilities	46,173	325,910
Total accumulated deficit	(1,281,888)	(1,418,168)

The Offering

The selling shareholders may offer and sell all or any portion of the following shares:

i)	Represents 15,661,748 issued shares of common stock currently held by the selling shareholders; and

ii)	7,169,748 shares of common stock that may be acquired by selling shareholders upon exercise of warrants.

The shares may be offered and sold in one or more transactions through a variety of methods, including in ordinary market transactions at prevailing market prices or in privately negotiated transactions.

We will not receive any of the proceeds from the sale of the common stock, however we will receive the proceeds from the exercise by the selling shareholders of the warrants.

As at October 11, 2007, we had 71,970,748 shares of our common stock issued and outstanding on our record books as maintained by our transfer agent. An aggregate of 7,169,748shares are reserved for issuance upon the exercise of outstanding warrants, and 2,680,000are reserved for issuance upon the exercise of outstanding stock options.

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information provided in this prospectus and attached hereto before purchasing our common stock. The risks described below are those we currently believe may materially affect us. Our future development is and will continue to be dependent upon a number of factors. You should carefully consider the following information as well as the more detailed information concerning our Company contained elsewhere in this prospectus before making any investment. An investment in our common stock involves a high degree of risk, and should be considered only by persons who can afford to lose the entire amount of their investment.

Risks Associated with our Oil & Gas Operations

Reserve estimates on properties on which we have a participating interest depend on many assumptions that may turn out to be inconclusive, subject to varying interpretations, or inaccurate.

Estimates of natural gas and oil reserves are based upon various assumptions, including assumptions relating to natural gas and oil prices, drilling and operating expenses, availability of equipment, capital expenditures, ownership and title, taxes and the availability of funds. The process of estimating natural gas and oil reserves is complex. It requires interpretations of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise. In addition, any reserve data assumes that significant capital expenditures will be incurred to develop those reserves and there is no guarantee that we, or our participating group members will be able to fund the development of such reserves.

Market conditions or operation impediments may hinder our access to natural gas and oil markets or delay our production.

The marketability of production from wells in which we now hold, or in the future may hold, an interest in depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities. This dependence is heightened where this infrastructure is less developed. Therefore, if drilling results are positive in certain areas, a new gathering system would need to be built to handle the potential volume of gas produced. Our property operator might be required to shut in wells, at least temporarily, for lack of a market or because of the inadequacy or unavailability of transportation facilities. If that were to occur, we would be unable to realize revenue from those wells until arrangements were made to deliver production to market.

In general, the ability to produce and market natural gas and oil from properties in which we hold an interest is affected and also may be harmed by: the lack of available drilling rigs; the lack of pipeline transmission facilities or carrying capacity; government regulation of natural gas and oil production; government transportation, tax and energy policies; changes in supply and demand; and general economic conditions.

A substantial or extended decline in natural gas and oil prices may adversely affect our ability to meet our capital expenditure obligations and financial commitments.

Our current and expected future revenues, operating results and rate of growth are substantially dependent upon the prevailing prices of, and demand for, natural gas and oil. Declines in the prices of, or demand for, natural gas and oil will likely adversely affect our financial condition, liquidity, ability to finance planned capital expenditures and results of operations. Lower natural gas and oil prices may also reduce the amount of natural gas and oil that can be produced economically from wells in which we hold an interest. Historically, natural gas and oil prices and markets have been volatile, and they are likely to continue to be volatile in the future. Natural gas and oil prices are subject to wide fluctuations in response to relatively minor changes in the supply of, and demand for, natural gas and oil, market uncertainty and a variety of additional factors that are beyond our control. Among the factors that could cause this fluctuation are: changes in supply and demand for natural gas and oil; levels of production and other activities of the Organization of Petroleum Exporting Countries, or OPEC, and other natural gas and oil producing nations; market expectations about future prices; the level of global natural gas and oil exploration, production activity and inventories; political conditions, including embargoes, in or affecting other oil producing activity; and the price and availability of alternative fuels. If natural gas or oil prices decline significantly for extended periods of time in the future, we might not be able to generate enough cash flow from operations to meet our obligations and make planned capital expenditures.

Drilling for and producing natural gas and oil are high-risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Our future success depends on the success of our exploration, development and production activities, which currently is limited to our participating interest in exploration and development activities on the Frio-Wilcox exploration program. These activities are subject to numerous risks beyond our control, including the risk that future exploratory wells will not produce any commercially productive natural gas or oil reservoirs. The cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Accordingly we could incur losses by drilling unproductive wells.

Further, many factors may curtail, delay or prevent drilling operations, including: unexpected drilling conditions; pressure or irregularities in geological formations; equipment failures or accidents; drilling company personnel failures or accidents; pipeline and processing interruptions or unavailability; title problems; adverse weather conditions; lack of market demand for natural gas and oil; delays imposed by or resulting from compliance with environmental and other regulatory requirements; shortages of or delays in the availability of drilling rigs and the delivery of equipment; and reductions in natural gas and oil prices. Delays in drilling activity would result in delays in receiving additional revenues and may affect our results of operations for the affected fiscal periods.

Competition in the oil and gas industry is intense, and many of our competitors have greater financial, technological and other resources than we do, which may adversely affect our ability to compete.

We operate in the highly competitive areas of oil and gas exploration, development and acquisition with a substantial number of other companies. We face intense competition from independent, technology-driven companies as well as from both major and other independent oil and gas companies in each of the following areas: seeking oil and gas exploration licenses and production licenses; acquiring desirable producing properties or new leases for future exploration; marketing natural gas and oil production; integrating new technologies; and acquiring the equipment and expertise necessary to develop and operate properties. Many of our competitors have substantially greater financial, managerial, technological and other resources. These companies might be able to pay more for exploratory prospects and productive oil and gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. To the extent competitors are able to pay more for properties than we are able to afford, we will be at a competitive disadvantage. Further, many competitors may enjoy technological advantages and may be able to implement new technologies more rapidly. Our ability to explore for natural gas and oil prospects and to acquire additional properties in the future will depend upon its ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

Shortages of rigs, equipment, supplies and personnel could delay or otherwise adversely affect our cost of operations or our ability to operate according to our business plans.

Drilling activity in the United States has increased significantly in the recent years due to increases in oil and natural gas prices, creating a situation where a shortage of drilling and completion rigs, field equipment and qualified personnel could develop. The costs associated with exploratory and development activity have sharply increased as a result. In general the increased demand for oil and gas services will mean potential delays and increased costs associated with drilling on properties in which we have an interest, which would be delay and reduce any potential revenues to us from such properties.

To the extent that we establish natural gas and oil reserves, we will be required to replace, maintain or expand our natural gas and oil reserves in order to prevent our reserves and production from declining, which would adversely affect cash flows and income.

In general, production from natural gas and oil properties declines over time as reserves are depleted, with the rate of decline depending on reservoir characteristics. If we establish reserves, of which there is no assurance, and are not successful in our subsequent exploration and development activities or in subsequently acquiring properties containing proved reserves, our proved reserves will decline as reserves are produced. Our future natural gas and oil production is highly dependent upon our ability to economically find, develop or acquire reserves in commercial quantities. To the extent cash flow from operations is reduced, either by a decrease in prevailing prices for natural gas and oil or an increase in finding and development costs, and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of natural gas and oil reserves would be impaired. Even with sufficient available capital, our future exploration and development activities may not result in additional proved reserves, and we might not be able to drill productive wells at acceptable costs.

We have not verified the legal status of the title to the properties in which we hold an interest, and accordingly there is a risk that we may not have a perfected interest.

We rely on the operator to register our interests in any wells drilled by the operator pursuant to the participating agreement, and we do not independently verify that our interests are legally valid. To the extent that there are any defects in our interest, including the underlying title, lease or license, we may lose our interest in the properties or may have to incur additional expense to rectify any defects.

Risks Associated with our Company

Our future growth requires that we continue to raise funding in order to participate in future exploration activities. There is a risk that we will not be able to raise the required funding.

Our operations are limited to participating in oil and gas exploration and development activity being undertaken by an oil and gas operating company. Our current participation agreement requires that we fund our 30% share of ongoing exploratory activity on the Frio and Wilcox formations, including a proposed 16 well exploration program. In order to preserve our participating interest, we will be required to raise our pro-rata portion of the program costs. Our current cash flows from our participating interests in natural gas wells are insufficient to fund our plan to participate in further exploratory wells, which means we will have to rely on existing cash or seek other sources of funding. There is no guarantee that we will be successful at raising funds to cover our participation in future exploration activities, and we may lose the right to participate in those activities including any revenues from wells developed as a result of those activities.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our financial statements for the financial year ended May 31, 2007 were prepared assuming that we will continue our operations as a going concern. We were incorporated on January 9, 2004, and we do not have a history of earnings. As a result, our independent accountants in their audit report have expressed substantial doubt about our ability to continue as a going concern. Continued operations are dependent on our ability to complete equity or debt financings or generate profitable operations. Such financings may not be available or may not be available on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Management will devote only a limited amount of time to Stallion's business. Failure of our management to devote a sufficient amount of time to our business operations will adversely affect the success of our business.

Because Mr. Sandher and Mr. Paton-Gay, our board of directors and officers, will each be devoting only 25% of their time to our operations our business may suffer. As a result, exploration of new oil and gas properties may be periodically interrupted or suspended. Interruptions to or suspension of our exploration program will cause us to cease operations.

A single shareholder controls 41.68% of our common stock which provides him with the ability to control our company, including acts that may not be in the best interests of all shareholders including the ability to deter changes in control.

Gerald W. Williams, a former director and senior officer of the company, holds 30,000,000 shares of our common stock, representing 41.68% of the Company’s current issued and outstanding voting shares. As a result, such person has the ability to control most matters submitted to our stockholders for approval, including the election and removal of directors, and to control the management and affairs of the company. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the company, impeding a merger, consolidation, takeover or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the company, which limits the ability of our stockholders to participate in opportunities that may increase the value of their stock.

Risks Associated with the Offering

Sales of a substantial number of shares in the Offering may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

This registration statement covers the resale of 22,831,496 shares of common stock of the Company that were previously subject to restrictions on resale. If the Selling Stockholders sell significant amounts of our stock, our stock price could drop. Even a perception by the market that the Selling Stockholders will sell in large amounts after the registration statement is effective could place significant downward pressure on our stock price.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. We do not intend to register our securities in any state. Accordingly if no exemption is available for secondary trading of our common stock in any particular state, it may be difficult for any residents of that state to be offered or to purchase our common stock. The limitation on secondary trading imposed by state securities laws may reduce the liquidity for the common stock.

We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 1,200,000,000 shares of common stock. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Our common stock is subject to penny stock regulation.

Because of U.S. rules that apply to shares with a market price of less than $5.00 per share, known as the “penny stock rules”, investors in this offering will find it more difficult to sell their securities in the through a U.S. broker dealer. The penny stock rules will probably apply to trades in our shares. These rules in most cases require a broker-dealer to deliver a standardized risk disclosure document to a potential purchaser of the securities, along with additional information including current bid and offer quotations, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer’s account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some discussions in this prospectus may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or future financial performance. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this prospectus. Forward-looking statements are often identified by words like: “believe”, “expect”, “estimate”, “anticipate”, “intend”, “project” and similar expressions or words which, by their nature, refer to future events.

In some cases, you can also identify forward-looking statements by terminology such as "may", "will", "should", "plans", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the "Business" section and the "Management’s Discussion and Analysis or Plan of Operation” section, as well as those discussed elsewhere in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common stock by the selling shareholders, however, we will receive the proceeds upon exercise of their common stock purchase warrants to acquire 7,169,748 shares of common stock. Because the timing of our receipt of the proceeds from the exercise of the warrants is uncertain, we have not allocated those funds to any particular use.

DETERMINATION OF OFFERING PRICE

The selling shareholders may offer and sell their common stock at such times and in such manner as they may determine. The types of transactions in which the common stock are sold may include privately negotiated transactions or transaction at the market. Such transactions may or may not involve brokers or dealers. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common stock. We will pay certain transfer agent expenses, our legal and audit expenses, SEC filing fees and other minor incidental expenses in connection with offers and sales by the selling shareholders. We will not pay for other expenses of the selling shareholders such as broker dealer or underwriter commissions.

Any commissions or profits that broker-dealers or agents receive from the resale of the shares they purchase may be deemed to be underwriting commissions and discounts under the federal securities rules and regulations. Any selling shareholder, broker-dealer or agent that is involved in this offering may be deemed to be an underwriter. None of the selling security holders are broker-dealers nor are any affiliates of broker-dealers.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering 15,661,748 shares of common stock and 7,169,748 shares of common stock underlying warrants, for a total of 22,831,496 shares. The shares and warrants were acquired by the selling shareholders in offerings completed by us in August of 2006 and February of 2007. The August 2006 offering resulted in the issuance of 9,305,160 units at a price of $0.05 per unit, with each unit consisting of a share and warrant, the warrant being exerciseable for two years to acquire an additional share at a price of $0.10. The February 2007 offering resulted in the issuance of 2,110,588 units at a price of $0.425 per unit, with each unit consisting of a share and a warrant, the warrant being exerciseable for two years to acquire an additional share at a price of $0.50. The units were offered and sold to the selling shareholders in private transactions pursuant to the exemption from the registration provided by Regulation S of the Securities Act. The foregoing unit and share numbers and corresponding prices are as adjusted to reflect a subsequent share split that was effective on April 18, 2007.

The following table provides as of the date of this prospectus certain information regarding the beneficial ownership of our common stock held by each of the selling shareholders, as currently known by us based on an examination of our records including the stockholder ledger maintained by our transfer agent.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Percent of Total Issued and Outstanding Owned Prior to this Offering(3)	Number of Shares to be Offered	Shares Issuable upon Conversion of Warrants	Total Shares Registered	Number of Shares Owned by Selling Shareholders After Offering and Percent of Total Issued and Outstanding
						# of Shares	% of Class
Kulwant Sandher(1)	510,000(2)	2.5%	360,000	360,000	720,000	Nil	Nil
Garth Bruan	1,590,000	4.42%	1,590,000	1,590,000	3,180,000	Nil	Nil

CAB Financial Services(4)	1,590,000	4.42%	1,590,000	1,590,000	3,180,000	Nil	Nil
Vencap Finance Ltd.(5)	1,857,580	2.58%	1,857,580	1,580	1,859,160	Nil	Nil
O&G Consult Ltd.(6)	3,180,000	4.42%	3,180,000	0	3,180,000	Nil	Nil
Caverly Management Inc.(7)	3,116,000	6.44%	3,116,000	1,516,000	4,632,000	Nil	Nil
Fontain Bleu Finance(8)	2,328,168	3.89%	2,328,168	472,168	2,800,336	Nil	Nil
Rush & Co. For Bank Sal Oppenhiem JR. & CIE (Switzerland) Ltd.(9)	1,640,000	4.56%	1,640,000	1,640,000	3,280,000	Nil	Nil
TOTAL	15,811,748	33.23%	15,661,748	7,169,748	22,831,496	Nil	Nil

(1)	Kulwant Sandher is our Chief Financial Officer and a Director.
(2)	Excludes 780,000 shares of common stock issuable upon exercise of vested options.
(3)

Includes outstanding options and warrants held by each selling shareholder. Shares of common stock subject to warrants or options exercisable within 60 days as of the date of this prospectus are deemed outstanding for computing the percentage ownership of the stockholder holding warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Percentage of ownership is based on 71,970,748 shares of common stock outstanding as of October 11, 2007.

(4)	Chris Burka has sole dispositive and voting power in CAB Financial Services.
(5)	Phil Mast has sole dispositive and voting power in Vencap Finance Ltd.
(6)	Dr. Gerold Hoop has sole dispositive and voting power in O&G Consult Ltd.
(7)	Irwin Haas has sole dispositive and voting power in Caverly Management Inc.
(8)	Axel Fundulus has sole dispositive and voting power in Fontain Bleu Finance.
(9)	Urs Fricker has sole dispositive and voting power in Bank Sal Oppenhiem JR. & CIE (Switzerland) Ltd.

Each selling shareholder may offer all or part of the shares owned for resale from time to time. A selling shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor are the selling shareholders obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given by us as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling shareholders upon termination of the offering.

To the best of our knowledge, the named parties in the table beneficially own and have sole voting and investment power over all shares or rights to their shares. Also in calculating the number of shares that will be owned upon completion of this offering, we have assumed that none of the selling shareholders sells shares not being offered in this prospectus or purchases additional shares and have assumed that all shares being offered by the selling shareholders are sold.

Except as indicated above, none of the selling shareholders or their beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years, has ever been one of our officers or directors, or is a broker-dealer registered under the United States Securities Exchange Act, or an affiliate of such a broker-dealer.

We may require the selling stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any material event that requires the changing of statements in this prospectus or related registration statement in order to make statements in those documents not misleading. We will file a post-effective amendment to the registration statement to reflect any such material changes.

PLAN OF DISTRIBUTION

Offering by the Selling Shareholders

The selling shareholders may sell their shares in privately negotiated transactions. The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. None of the selling security holders are broker-dealers nor are any affiliates of broker-dealers.

Duties of the Selling Shareholders

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock and, therefore, be considered to be an underwriter, they must comply with applicable law and may, among other things:

  Not engage in any stabilization activities in connection with our common stock;

  Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

  Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the securities Exchange Act.

Regulation M

We have advised the selling shareholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Shares offered in this prospectus.

Costs of registration of common stock

Stallion is bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock by the selling shareholders will, however, be borne by such selling shareholders or by another party selling such common stock.

Penny Stock Rules

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the

NASDAQ system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which:

  contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
  contains a description of the broker's or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;
  contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;
  contains a toll-free telephone number for inquiries on disciplinary actions;
  defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
  contains such other information and is in such form (including language, type, size, and format) as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

  with bid and offer quotations for the penny stock;
  the compensation of the broker-dealer and its salesperson in the transaction;
  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
  monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling stockholders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration of secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling stockholder will be able to advise the stockholder as to which states have an exemption for secondary sales of our common stock.

Any person who purchases shares of our common stock from a selling stockholder pursuant to this prospectus, and who subsequently wants to resell such shares will also have to comply with Blue Sky laws regarding secondary sales.

LEGAL PROCEEDINGS

We have not received notice of any actual or potential legal proceedings against us, and we have not commenced, and have no current plans to undertake, any legal proceedings against any third party.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Each of our directors and officers is elected by the shareholders to a term of one (1) year and serves until his or her successor is elected and qualified, or until he or she resigns or is removed from office. The board of directors has no nominating or compensation committees.

The name, age and position of our present officers and directors are as set forth below:

Name and Address	Age	Position(s)	Date first elected/appointed
Christopher Paton-Gay	48	Chief Executive Officer, Chairman and a member of the Board of Directors	July 19, 2006
Kulwant Sandher	46	Chief Financial Officer, Secretary and a member of the Board of Directors	April 17, 2006

Christopher Paton-Gay has been a director and Chairman of our company since July 19, 2006, and will be spending approximately 25% of his time on the affairs of the company. Mr. Paton-Gay has been active in the oil and gas business in Alberta, Canada and the United States over the past two decades. Over the past twenty years, he has founded and been chairman and president of two private oil and gas companies in addition to sitting on many corporate and public sector governance boards. He has also served as one of the founding Directors of the Explorers and Producers Association of Canada. Mr. Paton-Gay is also a director or officer of Turner Valley Oil & Gas Inc.

Kulwant Sandher has been a director and CFO of the company since April 17, 2006, and will be spending approximately 25% of his time on the affairs of the company. Mr. Sandher is a Chartered Accountant with 14 years experience in finance and operational management, as well as management consulting with a number of companies, including Maximizer Technologies, Serebra Learning Corporation and Wang Europe, B.V. Before his involvement with the Stallion Group, he was Chief Financial Officer and Chief Operating Officer for Marketrend Interactive. Mr. Sandher is a member of the Institute of Chartered Accountants in England & Wales as well as a member of the Canadian Institute of Chartered Accountants. He has an engineering degree in avionics and has extensive experience in operating public companies. Mr. Sandher is also a director and CFO of Turner Valley Oil & Gas Inc. and CFO of Delta Oil & Gas Inc.

Conflicts of Interest

Mr. Paton-Gay and Mr. Sandher are presently, and may in the future continue to be, directors, officers or consultants of other entities in the oil and gas businesses and such involvement could create a potential for a conflict of interest. Such entities could begin operating oil and gas properties and may participate in the same properties as we are participating in. Mr. Paton-Gay and Mr. Sandher could be presented exploration or participation opportunities which could be presented to another entity in which they are involved instead of to us. As a result, there may be situations which involve a conflict of interest. Mr. Paton-Gay and Mr. Sandher will attempt to avoid dealing with such other companies in such situations where conflicts might arise and will also disclose all such conflicts and will govern themselves in respect thereof to the best of their abilities. In any event, it would be incumbent upon Mr. Paton-Gay and Mr. Sandher to notify Stallion and the other boards of directors that may be involved of their conflict of interest and to abstain themselves from voting on that subject matter.

To comply with the requirements of the Sarbanes Oxley Act of 2002, the Board of Directors, on June 15, 2004, adopted a Code of Business Conduct and Ethics. Stallion's Code of Business Conduct and Ethics embodies our commitment to such ethical principles and sets forth the responsibilities of Stallion and its officers and directors to its shareholders, employees, customers, lenders and other stakeholders. Our Code of Business Conduct and Ethics addresses general business ethical principles, conflicts of interest, special ethical obligations for employees with financial reporting responsibilities, insider trading rules, reporting of any unlawful or unethical conduct, political contributions and other relevant issues.

Significant Employees

We have no employees other than Mr. Paton-Gay and Mr. Sandher.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owner and Management

The following table sets forth, as at October 11, 2007, the total number of shares owned beneficially by present owners of 5% or more of our total outstanding Shares and by each of our directors, officers and key employees, individually and as a group. The shareholder(s) listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Title of Class	Name of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percentage of Class[4]
Common stock	Gerald W. Williams	30,000,000 direct	41.68%
Common stock	Kulwant Sandher	1,800,0000[1] direct	2.5%
Common stock	Christopher Paton-Gay	1,900,000[2] direct	2.64%
Common stock	Caverly Management Inc.	4,632,000[3] direct	6.44%

[1] Includes 930,000 shares underlying stock options, 360,000 shares underlying warrants, which are not currently outstanding but which may be acquired within sixty (60) days, and 150,000 shares of common stock beneficially owned and registered in the name of Cede & Co.
[2] Includes 1,700,000 shares underlying stock options which are not currently outstanding but which may be acquired within sixty (60) days and 200,000 shares of common stock beneficially owned and registered in the name of Cede & Co.
[3] Includes 1,516,000 shares underlying warrants, which are not currently outstanding but which may be acquired within sixty (60) days.
[4] Calculated based on 71,970,748 shares issued and outstanding as at October 11, 2007.

Changes in Control

Presently control of the company can be exercised by Gerald W. Williams, who controls 41.68% of our voting shares. We do not anticipate at this time any changes in control. There are no arrangements either in place or contemplated which may result in a change of control. There are no provisions within our Articles or Bylaws that would delay or prevent a change of control.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital consists of 1,200,000,000 shares of common stock, par value $0.001 per share. As at October 11, 2007, we had 71,970,748 shares of common stock issued and outstanding. The following is a summary of certain features of our common stock.

The holders of our common stock:

  have equal rateable rights to dividends from funds legally available therefor, when, as and if declared by our board of directors;

  are entitled to share rateably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

  do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

  are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

The common stock are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common stock and they all rank at equal rate or "pari passu", each with the other, as to all benefits, which might accrue to the holders of the common stock. All registered shareholders are entitled to receive a notice of any general annual meeting to be convened.

To the knowledge of the management of Stallion, at the date hereof, Gerald W. Williams, a former director and a current shareholder, is the only person to exercise control, directly or indirectly, over more than 10% of Stallion's outstanding common stock.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

We have not paid any cash dividends to shareholders and do not have any current plans to pay cash dividends. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic and other pertinent conditions.

Stock transfer agent

The stock transfer agent for our securities is Pacific Stock Transfer Company, 500 E. Warm Springs Road, Suite 240, Las Vegas, Nevada 89119; the telephone number is (702) 361-3033 and the facsimile number is (702) 433-1979.

Stock Options

We have reserved 6,000,000 shares of our common stock for the grant of stock options pursuant to our 2006 Stock Option Plan. As at October 11, 2007 a total of 2,680,000 stock options were outstanding under the Plan.

Warrants

As at October 11, 2007 we had a total of 7,169,748 shares of common stock underlying outstanding warrants. The warrants were issued by us in offerings completed in October of 2006 and February/March of 2007. The warrants issued in October 2006 are exerciseable until August 15, 2008 to acquire a share at a price of $0.10. The warrants issued in February/March 2007 are exerciseable until September 29, 2008 to acquire an additional share at a price of $0.50. The foregoing share numbers and exercise prices are as adjusted to reflect a subsequent share split that was effective on April 18, 2007.

Restricted Securities

As at October 11, 2007 there were 46,141,748 shares of our common stock that are subject to restrictions on resale, including pursuant to Rule 144. Of those shares, 30,000,000 are held by Gerald W. Williams, a former director, and 15,661,748 are held by the selling shareholders named in this prospectus. The shares issued to Gerald W. Williams may be considered underwriter stock, and accordingly may be subject to restrictions on resale other than pursuant to Rule 144.

Securities that are restricted securities under Rule 144 include securities acquired in certain unregistered, private sales from the issuer or from an affiliate of the issuer. Under Rule 144 a shareholder, including an affiliate of our company, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or an affiliate of our company. Rule 144 further restricts the number of shares of common stock which may be sold within any three-month period to the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of our company, and who has not been an affiliate of our company for 90 days prior to the sale, and who has beneficially owned shares acquired from our company or an affiliate of our company for over two years may resell the shares of common stock without compliance with the foregoing requirements under Rule 144.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingent basis, or had, or is to receive, in connection with the offering, a substantial interest exceeding $50,000, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

LEGAL MATTERS

Morton & Company has opined on the validity of the shares of common stock being offered hereby.

EXPERTS

Our financial statements for the period ending May 31, 2007, which are included in this prospectus, have been audited by Chisholm, Bierwolf & Nilson, LLC of Bountiful, Utah to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION OF DIRECTORS AND OFFICERS
AND DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITES

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of Stallion is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article XII of our Amended and Restated Articles of Incorporation;

  Bylaw IX of our Bylaws; and

  Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making Stallion responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Presently our directors and officers are not covered by liability insurance. However, our Articles of Incorporation state that the Corporation may indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Nevada. No other statute, charter provision, by-law, contract or other arrangement to insure or indemnify a controlling person, director or officer of Stallion exists which would affect his liability in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ORGANIZATION WITHIN THE LAST FIVE YEARS

We were incorporated on January 9, 2004 under the laws of the state of Nevada. On January 28, 2004 Gerald W. Williams was appointed as our sole director and president. Mr. Williams purchased acquired 30,000,000 shares of our common stock (adjusted for share splits) for proceeds to us of $5,000.

DESCRIPTION OF BUSINESS

We are engaged in the business of exploring for and producing oil and natural gas. Our involvement in the oil and natural gas business to date has been through our participating interest in an exploration program on the Wilcox formation located in Mississippi. We have participated in drilling six Frio wells and one Wilcox well to date, which has resulted in one producing well, two abandoned wells, one well that has been completed as a gas well and from which production is pending. We funded a total of $1,200,000 of the four hole drill program on the Wilcox formation. We also have a right to participate in a drill program on the Frio formation, which will consist of up to 16 drill holes. Our participation in the Frio formation drill program will require that we raise additional capital to meet our funding commitments.

We previously held an interest in undeveloped mineral interests located in British Columbia known as the Bell Claims. We conducted operations and exploration activities on our undeveloped mineral properties during the fiscal year ended May 31, 2006. In August 2006, we began to focus our efforts on the acquisition and exploration of oil and gas properties. We acquired undeveloped oil and gas interests in Mississippi and Louisiana and commenced exploration activities on those interests.

Our plan of operations is to participate in the production of commercial quantities of oil and gas and to participate in drilling and testing the oil and gas productive capabilities of the oil and gas properties in which we have a participating interest.

Glossary of Terms

Oil and gas exploration is a specialized industry. Many of the terms used to describe our business are unique to the oil and gas industry. The following glossary clarifies certain of these terms you that may be encountered while reading this Prospectus:

"Acquisition costs of properties" means the costs incurred to obtain rights to production of oil and gas. These costs include the costs of acquiring oil and gas leases and other interests. These costs include lease costs, finder's fees, brokerage fees, title costs, legal costs, recording costs, options to purchase or lease interests and any other costs associated with the acquisitions of an interest in current or possible production.

"Area of mutual interest" or “AMI” means, generally, an agreed upon area of land, varying in size, included and described in an oil and gas exploration agreement which participants agree will be subject to rights of first refusal as among themselves, such that any participant acquiring any minerals, royalty, overriding royalty, oil and gas leasehold estates or similar interests in the designated area, is obligated to offer the other participants the opportunity to purchase their agreed upon percentage share of the interest so acquired on the same basis and cost as purchased by the acquiring participant. If the other participants, after a specific time period, elect not to acquire their pro-rata share, the acquiring participant is typically then free to retain or sell such interests.

"Development costs" are costs incurred to drill, equip, or obtain access to proved reserves. They include costs of drilling and equipment necessary to get products to the point of sale and may entail on-site processing.

"Exploration costs" are costs incurred, either before or after the acquisition of a property, to identify areas that may have potential reserves, to examine specific areas considered to have potential reserves, to drill test wells, and drill exploratory wells. Exploratory wells are wells drilled in unproven areas. The identification of properties and examination of specific areas will typically include geological and geophysical costs, which include topological studies, geographical and geophysical studies, and costs to obtain access to properties under study. Depreciation of support equipment, and the costs of carrying unproved acreage, delay rentals, ad valorem property taxes, title defense costs, and lease or land record maintenance are also classified as exploratory costs.

“Frio Formation” or “Frio Geological Formation” means the geological formation in the area of Southwest Mississippi and North-Central Louisiana, being a very complex series of sands representing marine transgressions and regressions and therefore the presence of varying depositional environments. Structurally, Frio gas accumulations are a function of local structure formed as a result of differential compaction with fluvial channels.

"Mcf" means thousand cubic feet, used in this annual report to refer to gaseous hydrocarbons.

Gross" oil or gas well or "gross" acre is a well or acre in which we have a working interest.

"Net" oil and gas wells or "net" acres are determined by multiplying "gross" wells or acres by our percentage interest in such wells or acres.

"Oil and gas lease" or "Lease" means an agreement between a mineral owner, the lessor, and a lessee which conveys the right to the lessee to explore for and produce oil and gas from the leased lands. Oil and gas leases usually have a primary term during which the lessee must establish production of oil and or gas. If production is established within the primary term, the term of the lease generally continues in effect so long as production occurs on the lease. Leases generally provide for a royalty to be paid to the lessor from the gross proceeds from the sale of production.

"Production costs" means operating expenses and severance and ad valorem taxes on oil and gas production.

"Prospect" means a location where both geological and economical conditions favor drilling a well.

"Royalty interest" is a right to oil, gas, or other minerals that is not burdened by the costs to develop or operate the related property.

"Working interest" is an interest in an oil and gas property that is burdened with the costs of development and operation of the property.

Corporate Background

We were incorporated in the State of Nevada on January 9, 2004 and established a fiscal year end of May 31. On September 27, 2006 we amended our articles to effect a share split of our common stock on a three for one basis. On April 17, 2007 we further amended our articles to effect a further share split of our common stock on a two for one basis.

Our registered agent's office is located at 251 Jeanell Drive, No. 3, Carson City, Nevada 89703 and our executive and head offices are located at 604-700 W. Pender Street, Vancouver, British Columbia, Canada V6C 1G8.

Property Acquisitions

Mineral Property

On May 31, 2004, we optioned a mineral property containing four mining claims in British Columbia, Canada by entering into an Option To Purchase And Royalty Agreement (the “Option Agreement”) with Mayan Minerals Ltd. on behalf of Angel Jade Mines Ltd. (“Angel Jade”), the beneficial owner of the claims, each arms-length corporations, to acquire the claims by making certain expenditures and carrying out certain exploration work on the claims. We held the right to acquire a 100% interest in the claims subject to the expenditure of a total of CAD$120,000 through a three-phase exploration program.

To date we have completed the on-site work of Phase I of the planned two-phase exploration program and have spent approximately CAD$35,000 on the claims. As a result of oil and natural gas activities, we have allowed the option to lapse.

Oil and Gas Property

On August 2, 2006 the Company entered into an agreement (the “Participation Agreement”) with Griffin & Griffin Exploration LLC (“G&G”) that proposes two drilling programs that will be conducted by G&G. According to the Participation Agreement, the Company’s share of all costs was 30%, which entitled the Company to share in the following arrangement:

Wilcox wells:

a)	G&G will be entitled to receive 25% of all net revenues
b)	The Company will be entitled to receive it pro-rata share (23%) of seventy-five percent (75%) of all net revenues.
c)

In the event that the first exploration well establishes commercial production, then any offsetting well within the limits of the same reservoir, at the option of G&G, will be at the cost of G&G; or, provide the Company an opportunity to participate at its pro-rata share in 100% of all net revenues until all costs, including costs associated to establish commercial production, before payout (BPO), after which G&G will be entitled to its 25% working interest after payout (APO).

Frio wells:

a)	G&G will be entitled to 20% of all net revenues;
b)	The Company will be entitled to receive its pro-rata share of 80% of all net revenues.

The total costs associated with the above program are $1,200,000 and are described below:

  The Company’s pro-rata share of $1,000,000 paid by August 15, 2006 which amounted to $300,000.
  On or before November 16, 2006 the Company’s pro-rata share of $2,000,000 amounting to $600,000 which will be used to further the development of prospects on lands of interest in Mississippi and Louisiana.
  On or before January 31, 2007 the Company’s pro-rata share of $1,000,000 amounting to $300,000, which will be used to further the development of prospects on lands of interest in Mississippi and Louisiana.

As at May 1, 2007, we incurred $1,200,000 in identifying and acquiring oil and natural gas interests, and for exploration costs. As at May 31, 2007, in accordance with the Participation Agreement, our participating interest of 30% entitled us to receive 24% of all net revenues on the Frio wells, which represents 18% of net revenues after the payment of royalties.

As at June 13, 2007, the Company has been in the process of increasing the Company’s interest in the drilling programs covered by the Participation Agreement to 40%.

Mississippi Frio-Wilcox Joint Venture

Location and Access

The Mississippi Frio-Wilcox Joint Venture is located on the border of southern Mississippi and Louisiana along the floodplain of the Mississippi river. The area is approximately 20 miles west of Woodville, Mississippi and approximately 50 miles northwest of Baton Rouge, Louisiana. The wells are located in Township 2 North, Ranges 4 & 5, in West Adams and Wilkinson Counties in the state of Mississippi. The area is accessible via Interstate 55 (approximately 100 miles south of Jackson, Mississippi) and then west via state highways. The drill locations are accessed by secondary gravel and dirt roads. Transporting natural gas to the market will be accomplished via a series of pipelines which cross the project area.

Previous Operations and History

The Mississippi Frio-Wilcox Joint Venture is the successor to the Palmetto Point Project, a ten-well program in the same area. Griffin and Griffin Exploration, the operators for the Palmetto Point Project are also the operators for the Mississippi Frio-Wilcox Joint Venture. Griffin and Griffin Exploration has over 40 years of operations history in the Mississippi Frio-Wilcox Joint Venture area and has acquired substantial data and 3-D seismic for the Mississippi Frio-Wilcox Joint Venture. To date, Griffin and Griffin Exploration has drilled, owned or operated more than 100 Frio wells in the region.

Geology of the Project

The prospect wells are located to test the Frio Formation. Frio wells typically enjoy low finding costs. Griffin and Griffin Exploration has utilized seismic "bright spot" technology, which helps to identify gas reservoirs and to delineate reservoir geometry and limits. The term "bright spot" is used to describe a geophysical amplitude anomaly, which is simply a velocity change from a higher velocity to lower velocity. Sands that contain gas are predictable by this method because the gas will provide a slower velocity response giving an abnormally intense trough-peak reflections, therefore termed a "bright spot". The data evaluation in the Frio section gives a direct hydrocarbon indicator (HCI) allowing one to not only see gas seismically but also the lateral extent of each gas reservoir at various depths to include multiple horizons at some locations.

The gas targets at the Mississippi Frio-Wilcox Joint Venture occur at shallow depths and have minimal completion costs. The Frio in the area of Southwest Mississippi and North-Central Louisiana is a very complex series of sand representing marine transgressions and regressions and resulting in the presence of varying depositional environments. Structurally, the Frio gas accumulations are a function of local structure and/or structural nose formed as a result of differential compaction features. However, stratigraphic termination (updip pinchout of sands within shales) also plays a role in most Frio accumulations. The stratigraphy is so complex that seismic HCL evaluations are the only viable exploratory tool for the Frio prospect.

Proposed Program of Exploration

Exploration activities on the Mississippi Frio-Wilcox Joint Venture has been delayed due to adverse weather conditions. We anticipate recommencing exploration on the Mississippi Frio-Wilcox Joint

Venture during the first calendar quarter of 2007. We intend to drill five to eight additional Frio wells and one deep test well during calendar year 2007. The proposed wells will be targeting the Frio and Wilcox Geological formations. The first 20 proposed wells are located within tie-in range of existing pipelines infrastructures.

Cost Estimates Including Previous Work

As of May 31, 2007, we expended $1,200,000 in connection with the Mississippi Frio-Wilcox Joint Venture, including leasing, title, drilling, and casing.

Present Activities

We have drilled seven Frio wells to date. We have abandoned two of these wells. The five remaining wells have shown economically recoverable hydrocarbons: Redbug #1, Redbug #2, Faust #1, Buffalo River 24, and Buffalo River F-33.

Productive Gas Wells

The following summarizes our productive and shut-in gas wells as of May 31, 2007. Producing wells are wells producing natural gas or water, a pre-cursor to natural gas production. Shut-in wells are completed wells that are capable of production but are currently not producing. Gross wells are the total number of wells in which we have a working interest. Net wells are the sum of our fractional working interests owned in the gross wells.

	Gross	Net
Producing Gas Wells	1	0.3
Shut-in Gas Wells	2	0.6
Wells in Various Stages of Completion and Water Disposal Wells	2	0.6
TOTAL	5	1.5

Oil And Gas Reserve Quantities

Our estimates of oil and gas reserves are derived from reports prepared by Veazey & Associates, LLC. petroleum consultants. Proved reserves are the estimated quantities that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Due to the inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available. The estimates of reserves, future cash flows and present value are based on various assumptions, including those prescribed by the SEC, and are inherently imprecise. Although we believe these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates. Also, the use of a 10% discount factor for reporting purposes may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

Based on reserve reports prepared by Veazey & Associates, LLC. dated August 3, 2007, we had estimated total proved developed reserves of 77.56 MMCF. We have not reported our reserves to any federal authority or agency.

The following table sets forth certain information as of May 31, 2007 with respect to our estimated proved oil and gas reserves pursuant to SEC guidelines, and the present value of our proved oil and gas reserves.

Proved Reserves

	Oil	Net Gas (MMCF)	Undiscounted Cash Flow	Discounted (10%) Cash Flow

Proved Developed	0	77.56	$413,600	$353,380

In accordance with applicable financial accounting and reporting standards of the SEC, the estimates of our proved reserves and the present value of proved reserves set forth herein are made using oil and gas sales prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties. Estimated quantities of proved reserves and their present value are affected by changes in oil and gas prices. The average price utilized for the purpose of estimating our proved reserves and the present value of proved reserves as of May 31, 2007 was $7.22 per Mcf of gas.

ProductionFor the twelve months ended May 31, 2007, our total net production was approximately 3,545 Mcf of natural gas. The average prices received for our natural gas sales was $6.56 per Mcf. Our average lifting cost per Mcf was $2.42.

Oil and Gas Acreage

The following table sets forth the undeveloped and developed acreage, by area, in which we hold an interest as of February 28, 2007. Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves. Developed acres are acres, which are spaced or assignable to productive wells. Gross acres are the total number of acres in which we have a working interest. Net acreage is obtained by multiplying gross acreage by our working interest percentage in the properties. The table does not include acreage in which we have a contractual right to acquire or to earn through future drilling projects, or any other acreage for which we have not yet received registered interests.

	Undeveloped Acres		Developed Acres
	Gross	Net	Gross	Net
Mississippi	0	0	1,360	408
Louisiana	0	0	0	0
TOTAL	0	0	1,360	408

Drilling Activity

The following table sets forth drilling activity by the operator during the period ended May 31, 2007:

	Gross	Net
Exploratory Wells
Productive	5	1.5
Dry	2	0.6
Development Wells
Productive	0	0
Dry	0	0
TOTAL WELLS	7	2.1

Principal Products

The Company is actively pursuing oil and gas prospects and opportunities principally through its relationships with individuals and companies. Once prospective oil and gas opportunities are identified, the Company evaluates them to determine:

a)	The degree of risk;
b)	The commercial potential of a prospect;
c)	The Company’s available financial capacity to undertake/participate in the opportunity in a timely and meaningful way under the best terms and conditions; and
d)	The Company’s current portfolio of exploration, exploitation and development prospects consolidated risk profile.

The Company has developed a foundational strategy for success which includes careful analysis of every opportunity to determine how it fits with the overall strategic objectives of the Company. The strategic objectives is to develop proven energy rich areas of North America.

The Wilcox and Frio Wells are currently in production. As production of oil and gas products continue in Wilcox and Frio wells, we anticipate that generally they will be sold to purchasers in the immediate area where the products are produced. We expect that the principal markets for oil and gas will continue to be refineries and transmission companies that have facilities near our producing properties.

Market for Oil and Gas Production

The market for oil and gas production is regulated by both the state and federal governments. The overall market is mature and with the exception of gas, all producers in a producing region will receive the same price. The major oil companies will purchase all crude oil offered for sale at posted field prices. There are price adjustments for quality difference from the Benchmark. Benchmark is Saudi Arabian light crude oil employed as the standard on which OPEC price changes have been based. Quality variances from Benchmark crude results in lower prices being paid for the variant oil. Oil sales are normally contracted with a purchaser or gatherer as it is known in the industry who will pick-up the oil at the well site. In some instances there may be deductions for transportation from the well head to the sales point. At this time the majority of crude oil purchasers do not charge transportation fees, unless the well is outside their service area. The service area is a geographical area in which the purchaser of crude oil will not charge a fee for picking upon the oil. The purchaser or oil gatherer as it is called within the oil industry, will usually handle all check disbursements to both the working interest and royalty owners. We are a working interest owner. By being a working interest owner, we are responsible for the payment of our proportionate share of the operating expenses of the well. Royalty owners and over-riding royalty owners receive a percentage of gross oil production for the particular lease and are not obligated in any manner whatsoever to pay for the costs of operating the lease. Therefore, we, in most instances, are paying the expenses for the oil and gas revenues paid to the royalty and over-riding royalty interests.

Gas sales are by contract

The gas purchaser will pay the well operator 100% of the sales proceeds on or about the 25th of each and every month for the previous months sales. The operator is responsible for all checks and distributions to the working interest and royalty owners. There is no standard price for gas. Prices will fluctuate with the seasons and the general market conditions. It is our intention to utilize this market when ever possible in order to maximize revenues. We do not anticipate any significant change in the manner production is purchased, however, no assurance can be given at this time that such changes will not occur.

Distribution

The operator on the oil and natural gas properties in which we currently hold a participating interest has access to the following pipelines;

  Tunica Pipeline, LLC –The Tunica Pipeline, LLC is a pipeline system running east-west across Wilkinson County, Mississippi, and ties into the Mid-Louisiana pipeline system. The Tunica Pipeline, LLC pipeline system and operations are exclusively controlled by the consortium partners. This line comprises 20 miles of 6-inch pipe with a 12.5-mile, 4-1/2 inch spur running due south and another 8-mile, 4-1/2 inch spur running north. The pipeline provides the option to take this line under the Mississippi River to serve any wells drilled in Louisiana. The nearest Louisiana pipeline is slightly over 40 miles to the west of the area of mutual interest under the Company’s agreement with G&G.

  East Fork Pipeline, LLC - The East Fork Pipeline, LLC is a pipeline system running more or less east-west across Amite County, Mississippi, and ties into a pipeline system known as the

  TRANSCO system. The consortium partners control access to this pipeline. The line comprises 15 miles of 6-inch pipe. The line was acquired to service wells and potential 3D seismic areas.
  Other area Pipelines - Other lines in this area include Duke, Mid-Louisiana, TRANSCO and Pinnacle. These lines have very reasonable transportation rates of $0.11 to $0.50/MCF (price does not include compression, dehydration or gas processing).

Competition

Oil and gas exploration, mineral exploration and acquisition of undeveloped properties are highly competitive and speculative businesses. We compete with a number of other companies, including major mining and oil and gas companies and other independent operators that are more experienced and which have greater financial resources. We do not hold a significant competitive position in either the mining industry or the oil and gas industry.

Compliance with Government Regulation

In the United States, domestic development, production and sale of oil and gas are extensively regulated at both the federal and state levels. These regulations include requiring permits for drilling wells; maintaining prevention plans; submitting notification and receiving permits in relation to the presence, use and release of certain materials incidental to oil and gas operations; and regulating the location of wells, the method of drilling and casing wells, the use, transportation, storage and disposal of fluids and materials used in connection with drilling and production activities, surface plugging and abandoning of wells and the transporting of production. Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, have issued rules and regulations binding on the oil and gas industry and its individual members, compliance with which is often difficult and costly and some of which carry substantial penalties for failure to comply. Inasmuch as new legislation affecting the oil and gas industry is commonplace, and existing laws and regulations are frequently amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with these laws and regulations. State statutes and regulations require permits for drilling operations, drilling bonds and reports concerning wells. Some states also have statutes and regulations governing conservation matters, including the unitization or pooling of oil and gas properties and establishment of maximum rates of production from oil and gas wells.

Our operations are also subject to extensive and developing federal, state and local laws and regulations relating to environmental, health and safety matters; petroleum; chemical products and materials; and waste management. Permits, registrations or other authorizations are required for the operation of certain of our facilities and for our oil and gas exploration and future production activities. These permits, registrations or authorizations are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with these regulatory requirements, the provisions of required permits, registrations or other authorizations, and lease conditions, and violators are subject to civil and criminal penalties, including fines, injunctions or both. Failure to obtain or maintain a required permit may also result in the imposition of civil and criminal penalties. Third parties may have the right to sue to enforce compliance.

Our operations are also subject to various conservation matters, including the number of wells which may be drilled in a unit, and the unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases, which may make it more difficult to develop oil and gas properties. In addition, state conservation laws establish maximum rates of production oil and gas wells, generally limit the venting or flaring of gas, and impose certain requirements regarding the ratable purchase of production. The effect of these regulations is to limit the amounts of oil and gas we can produce from its wells and to limit the number of wells or the locations at which we can drill.

Our operations, as is the case in the petroleum industry generally, are significantly affected by federal tax laws. Federal, as well as state, tax laws have many provisions applicable to corporations which could affect our future tax liability.

Environmental Matters

Our exploration, development, and future production of oil and gas are subject to various federal, state and local environmental laws and regulations discussed below. Such laws and regulations can increase the costs of planning, designing, installing and operating oil and gas wells. We consider the cost of environmental protection a necessary and manageable part of its business. We have been able to plan for and comply with new environmental initiatives without materially altering its operating strategies.

Our activities are subject to a variety of environmental laws and regulations, including but not limited to, the Oil Pollution Act of 1990 (“OPA”), the Clean Water Act (“CWA”), the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act (“RCRA”), the Clean Air Act (“CAA”), and the Safe Drinking Water Act (“SDWA”), as well as state regulations promulgated under comparable state statutes. We are also subject to regulations governing the handling, transportation, storage, and disposal of naturally occurring radioactive materials that are found in its oil and gas operations. Civil and criminal fines and penalties may be imposed for non-compliance with these environmental laws and regulations. Additionally, these laws and regulations require the acquisition of permits or other governmental authorizations before undertaking certain activities, limit or prohibit other activities because of protected areas or species, and impose substantial liabilities for cleanup of pollution.

Under the OPA, a release of oil into water or other areas designated by the statute could result in the us being held responsible for the costs of remediating such a release, certain OPA specified damages, and natural resource damages. The extent of that liability could be extensive, as set out in the statute, depending on the nature of the release. A release of oil in harmful quantities or other materials into water or other specified areas could also result in the Company being held responsible under the CWA for the costs of remediation, and civil and criminal fines and penalties.

CERCLA and comparable state statutes, also known as “Superfund” laws, can impose joint and several and retroactive liability, without regard to fault or the legality of the original conduct, on certain classes of persons for the release of a “hazardous substance” into the environment. In practice, cleanup costs are usually allocated among various responsible parties. Potentially liable parties include site owners or operators, past owners or operators under certain conditions, and entities that arrange for the disposal or treatment of, or transport hazardous substances found at the site. Although CERCLA, as amended, currently exempts petroleum, including but not limited to, crude oil, gas and natural gas liquids from the definition of hazardous substance, our operations may involve the use or handling of other materials that may be classified as hazardous substances under CERCLA. Furthermore, there can be no assurance that the exemption will be preserved in future amendments of the act, if any.

RCRA and comparable state and local requirements impose standards for the management, including treatment, storage, and disposal of both hazardous and non-hazardous solid wastes. We generate hazardous and non-hazardous solid waste in connection with its routine operations. >From time to time, proposals have been made that would reclassify certain oil and gas wastes, including wastes generated during drilling, production and pipeline operations, as “hazardous wastes” under RCRA which would make such solid wastes subject to much more stringent handling, transportation, storage, disposal, and clean-up requirements. This development could have a significant impact on our operating costs. While state laws vary on this issue, state initiatives to further regulate oil and gas wastes could have a similar impact.

Employees

At present, we have no other employees, other than our officers and directors. Neither Mr. Paton-Gay or Mr. Sandher has an employment agreement with us.

We intend to hire employees and contractors on an as needed basis. We have entered into an operating agreement with Griffin & Griffin LLC to provide drilling and exploration services for the Company’s Frio-Wilcox property. We do not intend to initiate negotiations or hire anyone until we receive proceeds from our offering.

Where You Can Find More Information

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of the Company, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

MANAGEMENT’S DICUSSION AND ANALYSIS OR PLAN OF OPERATION

Cautionary Statement Regarding Forward-Looking Statements

This annual report contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. Some discussions in this report may contain forward-looking statements that involve risk and uncertainty. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this report. Forward-looking statements are often identified by words like: “believe”, “expect”, “estimate”, “anticipate”, “intend”, “project” and similar expressions or words which, by their nature, refer to future events.

In some cases, you can also identify forward-looking statements by terminology such as “may”, “will”, “should”, “plans”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. All references to "common shares" refer to the common shares in our capital stock.

As used in this annual report, the terms "we", "us", "our", and "Stallion" mean The Stallion Group, unless otherwise indicated.

Stallion is an exploration stage company. There is no assurance that commercially viable mineral and/or oil and natural gas deposits exist on the claim that we have under option. Further exploration will be required before a final evaluation as to the economic and legal feasibility of the claim is determined.

Glossary of Exploration Terms

The following terms, when used in this report, have the respective meanings specified below:

Development

Preparation of a mineral deposit for commercial production, including installation of plant and machinery and the construction of all related facilities. The development of a mineral deposit can only be made after a commercially viable mineral deposit, a reserve, has been appropriately evaluated as economically and legally feasible.

Diamond drill

A type of rotary drill in which the cutting is done by abrasion rather than percussion. The cutting bit is set with diamonds and is attached to the end of long hollow rods through which water is pumped to the cutting face. The drill cuts a core of rock, which is recovered in long cylindrical sections an inch or more in diameter.

Exploration	The prospecting, trenching, mapping, sampling, geochemistry, geophysics, diamond drilling and other work involved in searching for mineral bodies.

Geochemistry

Broadly defined as all parts of geology that involve chemical changes or narrowly defined as the distribution of the elements in the earth’s crust; the distribution and migration of the individual elements in the various parts of the earth.

Geology	The science that deals with the history of the earth and its life especially as recorded in the rocks; a chronological account of the events in the earth’s history.

Geophysics	The science of the earth with respect to its structure, components and development.

Mineral	A naturally occurring inorganic element or compound having an orderly internal structure and characteristic chemical composition, crystal form and physical properties.

Mineral Reserve	A mineral reserve is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

Mineralization Oxide

Rock containing an undetermined amount of minerals or metals. Mineralized rock in which some of the original minerals, usually sulphide, have been oxidized. Oxidation tends to make the mineral more porous and permits a more complete permeation of cyanide solutions so that minute particles of gold in the interior of the minerals will be more readily dissolved.

Bright Spot Technology	Bright spot technology is a unique method by which 3-D seismic data is re- interpreted yielding enhanced amplitude shows pertaining to potential gas reserves.

Foreign Currency and Exchange Rates

Dollar costs of Stallion’s property acquisition and planned exploration costs are in Canadian Dollars. For purposes of consistency and to express United States Dollars throughout this report, Canadian Dollars have been converted into United States currency at the rate of US $1.00 being approximately equal to CA $1.05 or CA $1.00 being approximately equal to US $0.95 which is the approximate average exchange rate during recent months and which is consistent with the incorporated financial statements.

Overview

We were incorporated in the State of Nevada on January 09, 2004 as The Stallion Group and established a fiscal year end of May 31. Our statutory registered agent's office is located at 251 Jeanell Drive, No. 3, Carson City, Nevada 89703 and our business office is located at 604 – 700 West Pender Street, Vancouver, British Columbia V6C 1G8. Our telephone number is (604) 662-7901. There have been no material reclassifications, mergers, consolidations or purchases or sales of any significant amount of assets not in the ordinary course of business since the date of incorporation. We are a start-up, exploration stage company engaged in the search for minerals including natural gas, oil and gold. There is no assurance that a commercially viable mineral deposit, a reserve, exists in our claim or can be shown to exist until sufficient and appropriate exploration is done and a comprehensive evaluation of such work concludes economic and legal feasibility.

On May 31, 2004, we optioned a mineral property containing four mining claims in British Columbia, Canada by entering into an Option To Purchase And Royalty Agreement with Mayan Minerals Ltd. on behalf of Angel Jade Mines Ltd., the beneficial owner of the claims, each arms-length British Columbia corporations, to acquire the claims by making certain expenditures and carrying out certain exploration work on the claims. We can acquire a 100% interest in the claim subject to the expenditure of a total of $116,000 through a three-phase exploration program. In addition, the vendors retain a 3% net smelter royalty. After January 1, 2007 payments of $40,000 per year are to be made as advance royalty to Angel Jade so long as Stallion retains an interest in the claim. After careful review of this project, the Company’s new management team decided to abandon this project and invest the Company’s funds in projects that has a higher likelihood of success and no further liability will accrue to the Company.

Mississippi Prospect

On August 2nd, 2006 the Company entered into a Memorandum between Griffin & Griffin Exploration LLC (G&G) that proposes two drilling programs that will be conducted by G&G. The company’s share of all costs will be 30%, which will entitle the Company to share in the following royalty arrangement;

1.	Wilcox wells.

	I.	G&G will be entitled to receive 25% of all net revenues

	II.	The Company will be entitled to receive it pro-rata share (23%) of seventy-five percent (75%) of all net revenues.

III.

In the event that the first exploration well establishes commercial production, then any offsetting well within the limits of the same reservoir, at the option of G&G, will be at the cost of G&G; or, provide the Company an opportunity to participate at its pro-rata share in 100% of all net revenues until all costs, including costs associated to establish commercial production, before payout (BPO), after which G&G will be entitled to its 25% working interest after payout (APO).

2.	Frio wells.

	I.	G&G will be entitled to 20% of all net revenues;

	II.	The Company will be entitled to receive its pro-rata share (24%) of eighty percent of all net revenues.

The total costs associated with the above program are $1,200,000 and are described below;

a.	The Company’s pro-rata share of $1,000,000 paid by August 15, 2006 which amounted to $300,000.

b.

On or before November 16, 2006 the company’s pro-rata share of $2,000,000 amounting to $600,000 which will be used to further the development of prospects on lands of interest in Mississippi and Louisiana.

c.	On or before March 31, 2007 the Company pro-rata share of $1,000,000 amounting to $300,000 which will be used to further the development of prospects on lands of interest in Mississippi and Louisiana.

The CMR-USA-39-14 (Redbug #1) well, was drilled to a depth of 3,200 feet and encountered 24 feet of pay. The well is now connected to a nearby pipeline and has begun producing natural gas on December 23, 2006. The Company is anticipating the receipt of royalty revenues shortly. The costs of this well are $105,376.

The second well in this program was the Dixon #1 well, which reached total depth of 8,650 feet, and reached the Wilcox formation. However, after testing, the well showed no hydrocarbons and therefore it was plugged and abandoned. The costs transferred to Proving properties amounted to $73,369.

TEC-1 closure (known as the Faust #1 well) has encountered the Frio gas formation and has been completed as a gas well. The well encountered significant gas reserves. The Operator has now completed gas flow testing and the production test rate was approximately 283 mcf/day using a 6/64 choke. This well encountered pressures exceeding 800 psi. Stallion expects the production rate to normalize at 200 mcf/day. The total costs for this well amounted to $121,815.

The CMR-USA-37-1 (Redbug #2) well was drilled to a depth of 3,220 feet. The well encountered 10 feet of net pay at a depth between 2,630 and 2,640 feet. The Net Reserves of natural gas is 0.341 BCF. The Company expects the production rate to normalize between 225,000 and 250,000 cubic feet of sweet natural gas per day. This well has been completed and will be is currently being tied into our existing pipeline system.

The following table indicates the Net Reserves for those wells producing and estimated reserves for those wells awaiting connection to the nearby gas gathering system.

Well name	Total Net Reserves @ WI BCF	Suggested Daily Flow Rate Cubic Feet	Proved, Awaiting Tie-in or Producing
CMR USA 39-14 Redbug #1 TEC 1 Closure Faust #1 BR F-24 USA 37-1 Redbug #2 BR F-33 PP F-100 PP F-111	0.230 0.319 0.196 0.341 0.226	140,000 175,000 150,000 200,000 194,000	Proved & Producing Proved & Awaiting Tie Abandoned Proved & Awaiting Tie-in Proved & Awaiting Tie-in Abandoned Abandoned
Total	1.312	859,000

Risks

At present we do not know whether or not the exploration wells contain commercially exploitable reserves of oil and/or natural gas or any other valuable mineral. Additionally, the proposed expenditures to be made by us in the exploration of the claim may not result in the discovery of commercial quantities of oil and/or natural gas. Problems such as unusual or unexpected formations and other unanticipated conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan.

However, in order to complete future phases of our proposed exploration program we will need to raise additional funding. Even if the first phase of our exploration program is deemed to be successful there is no guarantee that we will be able to raise any additional capital in order to finance the second or third phases. Should we be unable to raise additional funding to complete our exploration plan, we would have to cease operations.

Finally, even if our exploration program is successful we may not be able to obtain commercial production. If our exploration is successful and commercial quantities of minerals are discovered we will require a significant amount of additional funds to ensure commercial production. Should we be unable to raise the additional funds required, we would be unable to continue economic operations and may have to either sell our working interest to a third party or would have to cease operations.

Employees

Initially, we intend to use the services of subcontractors for manual labour exploration work on our claims and an engineer or geologist to manage the exploration program. Our only employees are Christopher Paton-Gay, Chairman/CEO and director and Kulwant Sandher, Chief Financial Officer and director.

At present, we have no other employees, other than our officers and directors. Neither Mr. Paton-Gay or Mr. Sandher has an employment agreement with us, however they do have contract for services agreements. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to employees.

We intend to hire geologists, engineers, operators and excavation subcontractors on an as needed basis. We have entered into an operating agreement with Griffin & Griffin LLC to provide drilling and exploration services for the Company’s Mississippi’s play and it is our intention to retain Mr. Heard as senior geological consultant. We do not intend to initiate negotiations or hire anyone until we receive proceeds from our offering.

Offices

Our offices are located at 604 – 700 West Pender Street, B.C. Canada V6C 1G8. Currently, these facilities are provided to the Company by Hurricane Corporate Services Ltd., a company owned by two directors. The costs regarding accounting, office, secretarial and consulting services are paid on a fixed amount per month.

Results of Operations for the Quarter Ended August 31, 2007

Stallion was incorporated on January 09, 2004; comparative periods for the three months ended August 31, 2007, August 31, 2006 and January 09, 2004 (inception) through August 31, 2007 are presented in the following discussion.

Since inception, we have used our common stock to raise money for our optioned acquisition and for corporate expenses. Net cash provided by financing activities (less offering costs) from inception on January 09, 2004 to August 31, 2007 was $2,230,934 as a result of proceeds received from sales of our common stock.

The Corporation generated $7,420 in revenues from operations for the quarter ended August 31, 2007. These revenues were received from the Company’s exploration and development activities in the oil and natural gas industry.

Revenues

REVENUE – Gross revenue for the quarter ended August 31, 2007 was $7,420 ($0 for the quarter ended August 31, 2006 and $24,641 for the period from inception to August 31, 2007). For the three month periods ended August 31, 2007 and August 31, 2006, the comparative numbers were $0.

COMMON STOCK – Since inception, we have used our common stock to raise money for our optioned acquisition and for corporate expenses. Net cash provided by financing activities during the quarter ended August 31, 2007 was $459,000 as compared to $447,520 for the quarter ended August 31, 2006 and $2,230,934 received for the period from inception on January 09, 2004 through to and including August 31, 2007.

Expenses

SUMMARY – Total expenses increased to $143,700 in the quarter ended August 31, 2007 from $20,849 in the corresponding quarter ended August 31, 2006. A total of $1,448,466 in expenses has been incurred since inception on January 09, 2004 through August 31, 2007. The increase in operating costs was caused by the following;

1.

Legal and Accounting Fees. An increase in professional fees was caused by the Company’s contract with a third party accounting and preparation company. This company charges Stallion for the preparation of monthly financial statements, daily bookkeeping and office facilities.

2.	Depletion Costs. The depletion cost of the first producing well was $6,365. (August 31, 2006: $0).
3.	Production Costs. Production costs associated with the first producing well was $1,456 for the period. (August 31, 2006: $0).
4.	Consulting Fees. An increase in consulting fees was caused by the following;
	a)	Company’s contract with the Chairman of the Company for professional services.
	b)	Company’s contract with a non-arms length Company for CFO services.
	c)	Stock based compensation charge of $42,261 resulting from the stock options vested to officers of the Company.
5.	Office and Miscellaneous. These costs decreased when compared to the same period last year. The decrease was caused by the Company not expending funds on website development..
6.	Investor relations costs increased to $31,180 caused by a contract with an investor relations firm in Germany.

During the current quarter under review, Stallion has 71,623,508 common shares issued and outstanding.

Stallion continues to carefully control its expenses and overall costs as it moves forward with the development of its business plan. Stallion does not have any employees and engages personnel through outside consulting contracts or agreements or other such arrangements, including for legal, accounting and technical consultants.

Other Income

During the quarter ended August 31, 2007, the Company earned $0 in interest income from the funds on deposit during the period. (August 31, 2006 $0.00) .

For the quarter ended August 31, 2007, the net loss was $136,280 ($0.00 per share). The loss per share was based on a weighted average of 70,776,660 common shares outstanding. For the same period ended August 31, 2006, the corresponding number was a loss of $20,849 ($0.00) based on 55,839,000 shares outstanding.

Plan of Operation

Stallion believes it can satisfy its cash requirements for the current fiscal year end of May 31, 2008, only by raising additional capital through private placements, equity financing, loans or the like. As of August 31, 2007, we had $399,503 in unallocated working capital, excluding share subscriptions received of $300,000.

The Company has changed its focus from a gold exploration company to a Company that is targeting natural gas and oil exploration. For the remainder of the current fiscal year to May 31, 2008, the Company will pursue its working interest obligations in the Mississippi and investigate other oil and gas exploration and development opportunities. The Company will fund its obligations through issuing equity capital by way of private placements.

If it turns out that we have not raised enough money to complete our natural gas and oil exploration program, we will try to raise the funds from a second public offering, a private placement, loans or the establishment of a joint venture whereby a third party would pay the costs associated with the exploration and we would retain a carried interest. At the present time, there is no assurance that we would be able to raise money in the future. If we need additional money and can't raise it, we will have to suspend operations.

We do not expect any changes or more hiring of employees since contracts are given on an as needed basis to consultants and sub-contractor specialists in specific fields of expertise for the exploration works.

Presently, our revenues are not sufficient to meet operating and capital expenses. We have incurred operating losses since inception, and this is likely to continue through fiscal 2007 – 2008.

As at August 31, 2007, we had a working capital surplus of $399,503, excluding share subscription received of $300,000. We do not anticipate that we will be able to satisfy any of these funding requirements internally until we significantly increase our revenues.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual financial statements for the year ended May 31, 2007, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further financing. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. We are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due.

Liquidity and Capital Resources

As of end of the last quarter on August 31, 2007, we generated $7,420 in oil and gas revenues from our business operations.

Since inception, we have used our common stock to raise money for our optioned acquisition and for corporate expenses. Net cash provided by financing activities from inception on January 09, 2004 to August 31, 2007 was $2,230,934 as a result of gross proceeds received from sales of our common stock (less offering costs). We issued 5,000,000 shares of common stock through a Section 4(2) offering in February, 2004 for cash consideration of $5,000. We issued 4,000,000 shares of common stock through a Regulation S offering in May and June, 2004 for cash consideration of $40,000 to a total of 10 placees. During the last quarter of the last fiscal year we raised $69,300 through the sale of 306,500 shares at a price of $0.20 under a Regulation SB-2 prospectus offering to a total of 43 placees. During the quarter ending August 31, 2006, the Company raised $447,520 via an issuance of shares at $0.60. During the quarter ended November 30, 2006, the Company raised $897,280 via an issuance of shares at $0.85. During the quarter ended August 31, 2007, the Company realised proceeds of $159,000 from the exercise of outstanding warrants of 1,590,000 at an exercise price of $0.10.

As of August 31, 2007, our total assets which consist of cash, prepaid expenses and the Working Interest in the Mississippi Prospect amounted to $1,506,365 (May 31, 2007 $1,160,830) and our total liabilities were $325,910 (May 31, 2007 $46,173). The increase in liabilities was caused by the timing difference in receiving share subscriptions of $300,000 and issuing the shares from Treasury.

Inflation / Currency Fluctuations

Inflation has not been a factor during the recent quarter ended August 31, 2007. Inflation is moderately higher than it was during 2007 but the actual rate of inflation is not material and is not considered a factor in our contemplated capital expenditure program.

Results of Operations for the Year Ended May 31, 2007

Stallion was incorporated on January 09, 2004; comparative periods for the years ended May 31, 2007, May 31, 2006 and January 09, 2004 (inception) through May 31, 2007 are presented in the following discussion.

Since inception, we have used our common stock to raise money for our optioned acquisition and for corporate expenses. Net cash provided by financing activities (less offering costs) from inception on January 09, 2004 to May 31, 2007 was $1,771,934 as a result of proceeds received from sales of our common stock.

Revenues

REVENUE – Gross revenue for the year ended May 31, 2007 was $17,221 ($0 for the year ended May 31, 2006 and $17,221 for the period from inception to May 31, 2007). For the three month periods ended May 31, 2007 and May 31, 2006, the comparative numbers were $17,221 and $0.

COMMON STOCK – Since inception, we have used our common stock to raise money for our optioned acquisition and for corporate expenses. Net cash provided by financing activities during the year ended May 31, 2007 was $1,673,134 as compared to $0 for the year ended May 31, 2006 and $1,771,934 received for the period from inception on January 09, 2004 through to and including May 31, 2007.

Expenses

SUMMARY – Total expenses increased to $1,220,250 during the year ended May 31, 2007 from $59,304 in the corresponding year ended May 31, 2006. A total of $1,304,766 in expenses has been incurred since inception on January 09, 2004 through May 31, 2007. The increase in operating costs was caused by the following;

7.

Cost of Revenue. The cost of revenue, including the write down of the carrying value of oil and properties and depletion, for the year ended May 31, 2007, has increased to $219,113 compared to $0 for the corresponding year. The increase is directly attributable to the success in the Company’s drilling programs as natural gas wells have begun producing. Excluding depletion and write down in the carrying value of oil and gas properties, the natural cost operating costs for the year ended May 31, 2007 were $1,846, compared to $0 to the corresponding year ended May 31, 2006. The write down in carrying value of oil and gas properties was caused by the Company’s calculation of the full cost ceiling test as mandated by the SEC.

8.

Legal and Accounting Fees. An increase in legal and accounting fees to $92,591 for the year ended May 31, 2007 (May 31, 2006: $11,675) was caused by the Company’s contract with a third party accounting and preparation company. This company charges Stallion for the preparation of monthly financial statements, daily bookkeeping and office facilities. Also legal fees included costs relating to the forward splits of the Company’s common stock and expenses for the registration statement SB-2.

9.	Consulting Fees. An increase in consulting fees to $654,976 for the year ended May 31, 2007 ( may 31, 2006: $0) was caused by the following;
	a)	Company’s contract with the Chairman of the Company for professional services at $3,500 per month.
	b)	Company’s contract with a non-arms length Company for CFO services at CDN$2,000 per month.
	c)	Stock based compensation charge of $610,372 resulting from the stock options issued to officers of the Company.
10.

Office and Miscellaneous. Increased to $73,591 for the year ended May 31, 2007 (May 31, 2006: $11,675) and was caused by the Company’s share in office facilities at its new location and the cost of developing the Company’s website, stationary etc.

11.	Travel: Travel costs for the year ended May 31, 2007 was $63,945 (May 31, 2006: $5,232). These were caused by visits to the Company’s Mississippi prospects as well as conference costs to Germany.
12.

Investor relations costs increased to $134,861 for the year ended May 31, 2007 (May 31, 2006 $0). The increase was caused by a contract with an investor relations firm in Germany and conference costs associated with the presentation of the Company to new investors.

During the current year under review, Stallion has 70,033,508 common shares issued and outstanding. The increase in the number of issued shares was caused by a forward split of 3:1 in September 27, 2006 and a 2:1 forward split on April 17, 2007 together with issuances of common stock resulting from private placements.

Stallion continues to carefully control its expenses and overall costs as it moves forward with the development of its business plan. Stallion does not have any employees and engages personnel through outside consulting contracts or agreements or other such arrangements, including for legal, accounting and technical consultants.

Other Income

During the year ended May 31, 2007, the Company earned $5,657 in interest income from the funds on deposit during the period. (May 31, 2006 $0).

For the year ended May 31, 2007, the net loss was $1,197,372 ($0.02 per share). The loss per share was based on a weighted average of 64,530,908 common shares outstanding. For the same period ended May 31, 2006, the corresponding number was a loss of $59,304 ($0.00) based on 55,839,000 shares outstanding.

Plan of Operation

Stallion believes it can satisfy its cash requirements for the current fiscal year end of May 31, 2008, only by raising additional capital through private placements, equity financing, loans or the like. As of May 31, 2007, we had $126,485 in unallocated working capital.

The Company has changed its focus to targeting natural gas and oil exploration opportunities. For the remainder of the current fiscal year to May 31, 2008, the Company intends to pursue its working interest obligations within its area of mutual interest on its controlled lands in Mississippi and Louisiana. The Company will likely fund its drilling obligations by way of issuing equity capital through the facilities of private placement exemptions. The Board of directors has authorized the continuation of the 16 well drill program over the next fiscal year. Further more it is the intention of the Company to continue drilling for hydrocarbons up to its previously reported 50 well exploration/development on the area of mutual interest lands.

If it turns out that we have not raised enough money to complete our natural gas and oil exploration program, we will try to raise the funds by way of; public offering, a private placements, loans or the establishment of a joint venture whereby a third party would pay the costs associated with the exploration and we would retain a carried interest. At the present time, there is no assurance that we would be able to raise sufficient funds in the future. If we need additional money and can't raise it, the Company will have to suspend operations.

We do not expect any changes or more hiring of employees since contracts are given on an as needed basis to consultants and sub-contractor specialists in specific fields of expertise for the exploration works and the Company has the ability to source high quality consultants to facilitate the existing drilling programs.

Presently, our revenues are not sufficient to meet operating and capital expenses. We have incurred operating losses since inception, and this is likely to continue through fiscal 2007 – 2008.

As at May 31, 2007, we had a working capital surplus of $126,485. We do not anticipate that we will be able to satisfy any of these funding requirements internally until we significantly increase our revenues.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual financial statements for the year ended May 31, 2007, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

There is substantial doubt about the Company’s ability to continue as a going concern as the continuation of the Company’s business is dependent upon obtaining further financing. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. We are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due.

Liquidity and Capital Resources

For the year ended May 31, 2007, the Company generated $17,221 in revenue from our business operations, however, this revenue is currently not sufficient to cover the Company’s operating cash expenses. Hence the Company used Net Cash of $336,478 in its operating activities.

Since inception, we have used our common stock to raise money for our optioned acquisition and for corporate expenses. Net cash provided by financing activities from inception on January 09, 2004 to May 31, 2007 was $1,771,934 as a result of gross proceeds received from sales of our common stock (less offering costs). We issued 5,000,000 shares of common stock through a Section 4(2) offering in February, 2004 for cash consideration of $5,000. We issued 4,000,000 shares of common stock through a Regulation S offering in May and June, 2004 for cash consideration of $40,000 to a total of 10 placees. During the last quarter of the last fiscal year we raised $69,300 through the sale of 306,500 shares at a price of $0.20 under a Regulation SB-2 prospectus offering to a total of 43 placees. During the quarter ending August 31, 2006, the Company raised $447,520 via an issuance of shares at $0.60. During the quarter ended November 30, 2006, the Company raised $897,000 via an issuance of shares at $0.85. During the quarter ended May 31, 2007, the Company raised $265,876 via an issuance of shares at $0.10 through an exercise of warrants. Also during the same quarter, the Company raised $45,000 via an exercise of options at $0.375.

As of May 31, 2007, our total assets which consist of cash, prepaid expenses and the Working Interest in the Mississippi Prospect amounted to $1,160,830 (May 31, 2006 $22,544) and our total liabilities were $46,173 (May 31, 2006 $3,800).

Inflation / Currency Fluctuations

Inflation has not been a factor during the year ended May 31, 2007. Inflation is moderately higher than it was during 2006 but the actual rate of inflation is not material and is not considered a factor in our contemplated capital expenditure program.

DESCRIPTION OF PROPERTY

We currently rent shared office space located at 604-700 West Pender Street, Vancouver, British Columbia. Our monthly rental cost is combined with office administration and consulting services for a total of approximately $2,650 per month, of which approximately $715 represents rental space.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 17, 2006, we issued a total of 360,000 shares our common stock (adjusted for two for one share split) to Kulwant Sandher, our Chief Financial Officer and a director, in consideration of $18,000.

We pay a monthly fee of $3,000 to Hurricane Corporate Services Ltd., for accounting, and administrative services, and $2,000 for consulting services of our CFO. Hurricane is wholly owned by Kulwant Sandher and Christopher Paton-Gay.

We pay a monthly consulting fee to Christopher Paton-Gay, our Chairman and CEO, in the amount of $3,500 for business consulting services.

We also paid a monthly fee to a company owned by Gerald W. Williams, our former president and CEO, a fee equaling about $50 per hour for businesses promotion and office expenses. Mr. Williams resigned on January 20, 2007 and this arrangement then terminated.

Mr. Gerald W. Williams, our former president, CEO and a former director can be considered a promoter of the company. Mr. Williams subscribed for 5,000,000 shares of common stock at a price of $0.001 for an aggregate consideration of $5,000 which was paid in cash in January, 2004. Following a three for one and subsequent two for one share split, Mr. Williams now holds 30,000,000 shares in our common stock. These shares are restricted and may be deemed to be underwriter stock.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Trades in our common shares are quoted on the Over-the-Counter Bulletin Board (OTC Bulletin Board) which is a quotation service administered by the National Association of Securities Dealers (NASD). Our trading symbol on this service is “SLGR”.

The OTC Bulletin Board has a limited and sporadic trading market and does not constitute an established trading market. The following table sets forth the range of high and low price information of the common shares as reported on the OTC Bulletin Board for each fiscal quarter since trades in the stock commenced quotation on the OTC Bulletin Board on January 19, 2006, and the subsequent period ending May 31, 2007. The price information available reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Period Ended	High ($)	Low ($)
October 11, 2007 (stub period)	0.44	0.25
August 31, 2007	0.65	0.36
,
May 31, 2007(1)	1.28	0.69
February 28, 2007	1.45	0.99
November 30,2006(2)	1.55	0.55
August 31, 2006	1.03	1.03
May 31, 2006	1.05	1.05
February 28, 2006	0.91	0.91

(1)	Reflects adjusted prices after a two for one share split effective April 17, 2007.
(2)	Reflects adjusted prices after a three for one share split effective September 30, 2006.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information on our stock option plan as at May 31, 2007

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	0	N/A	N/A
Equity compensation plans not approved by security holders	1,880,000	$0.571	4,120,000
Total	1,880,000	$0.571	4,120,000

Holders of Record

There were 21 holders of record of our common stock as of October 11, 2007 holding a total of 71,970,748 shares, and an undetermined number of beneficial holders.

Dividend Policy

We have not paid dividends on our common shares since our inception. Dividends on common shares are within the discretion of the board of directors and are payable from profits or capital legally available for that purpose. It is our current policy to retain any future earnings to finance the operations and growth of our business. Accordingly, we do not anticipate paying any dividends on common shares in the foreseeable future.

EXECUTIVE COMPENSATION

General

The following tables sets forth all compensation paid or earned for services rendered to us in all capacities during the last three fiscal years ended May 31 by our executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Christopher Paton-Gay, CEO	2007 2006 2005	Nil Nil Nil	N/a	N/a	1,400,000 Nil Nil	N/a	N/a	N/a	Nil Nil Nil
Kulwant Sandher, CFO	2007 2006 2005	$13,333 Nil N/a	N/a	N/a	900,000 Nil N/a	N/a	N/a	N/a	$13,333 Nil N/a
Gerald Williams President [1]	2007 2006 2005	Nil Nil Nil	N/a	N/a	Nil Nil Nil	N/a	N/a	N/a	Nil Nil Nil

[1] Gerald Williams resigned as President on January 20,2007.

Compensation of Directors

None of our directors have received monetary compensation in their capacity as director since our inception to the date of this prospectus. We currently do not pay director fees to members of our board of directors.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are no employment or other contracts or arrangements with our officer or director other than those disclosed in this registration statement under “Certain Relationships and Related Transactions”.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

On September 14, 2006, Chisholm, Bierwolf & Nilson LLC, Certified Public Accountants, were engaged as our independent accountant. The change of accountant was approved by majority consent of the board of directors. At the same meeting, the Board of Directors approved the dismissal of Cordovano & Honeck LLC as its independent accountant effective immediately. There were no disagreements between us and Cordovano & Honeck LLC on any matter of accounting principles or practices, financial statements disclosures or auditing scope and procedures. The former accountant’s report on our financial statements does not contain any adverse opinions or disclaimers of opinions and is not qualified or modified as to uncertainty other than a going concern uncertainty, auditing scope or accounting principles. Prior to engaging the new accountant, we did not consult with them regarding any accounting or auditing concerns.

FINANCIAL STATEMENTS

Our unaudited interim financial statements for the three month period ended August 31, 2007, as well as audited financial statements for the fiscal year ended May 31, 2007 are set forth below.

THE STALLION GROUP
(An Exploration Stage Company)
Balance Sheets
August 31, 2007

	August 31,	May 31,
	2007	2007
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$413,976	$162,266
Accounts receivable	5,965	5,808
Prepaid expense	5,472	4,585
Total current assets	425,413	172,659
Capital assets, net	8,302	5,438
Other assets
Oil and gas properties (Note 3)
Proved properties subject to amortization	84,314	90,679
Unproved properties	988,336	892,054
Total Other assets	1,072,650	982,733
TOTAL ASSETS	$1,506,365	$1,160,830

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$20,015	$45,896
Due to related party	5,895	277
Shares subscription received	300,000	-
Total current liabilities	325,910	46,173
Total liabilities	325,910	46,173
Commitments
Shareholders' equity (Note 7)
Common stock, $0.001 par value; 1,200,000,000 shares authorized
71,623,508, 70,033,508 shares issued and outstanding respectively	71,624	70,034
Additional paid-in capital	2,515,293	2,315,622
Cumulative other comprehensive income	11,706	10,889
Accumulated deficit	(1,418,168)	(1,281,888)
Total shareholders' equity	1,180,455	1,114,657
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,506,365	$1,160,830

THE STALLION GROUP
(An Exploration Stage Company)
Statements of Operations
(Unaudited)

			January 9, 2004
			(Inception)
	For The Years Ended		Through
	August 31,		August 31,
	2007	2006	2007
Revenue
Natural gas and oil revenue	$7,420	$-	$24,641

Cost of revenue
Natural gas and oil operating costs	1,456	-	3,302
Depletion	6,365	-	49,321
Writedown in carrying value of oil and gas property	-	-	174,311

	7,821	-	226,934

Gross profit	(401)	-	(202,293)

Expenses
Contribute rent	-	-	2,900
Contribute administrative support	-	-	450
Consulting (Note 8)	80,028	-	735,004
Depreciation	471	-	1,302
Investor relations services	31,180	-	166,041
Mineral exploration and filing fees (Note 6)	4,543	673	42,122
Legal and accounting	12,437	10,081	124,303
Office and miscellaneous	3,411	6,306	58,435
Organization costs	-	-	1,160
Travel	3,247	1,576	77,136
Business promotion	-	1,823	7,151
Other	562	390	5,528

Total expenses	135,879	20,849	1,221,532

Loss from operations	(136,280)	(20,849)	(1,423,825)

Other income
Interest income	-	-	5,657

Total other income	-	-	5,657

Net loss before Income Tax	(136,280)	(20,849)	(1,418,168)
Income Tax	-	-	-

Net loss	$(136,280)	$(20,849)	$(1,418,168)

Basic and diluted loss per share	$(0.00)	$(0.00)	$(0.03)

Basic and diluted weighted average
common shares outstanding	70,776,660	55,839,000	55,204,263

Comprehensive Income/(Loss)
Net Loss	$(136,280)	$(20,849)	$(1,418,168)
Other Comprehensive Income/(Loss)
Foreign Currency translation	817	(369)	11,706

Comprehensive Loss	$(135,463)	$(21,218)	$(1,406,462)

THE STALLION GROUP
(An Exploration Stage Company)
STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
AND COMPREHENSIVE INCOME
(Unaudited)

	Common Stock		Additional		Cumulative	Total
		Par	Paid-In	Accumulated	Comprehensive	Shareholders'
	Shares	Value	Capital	Deficit	Income (Loss)	Equity

Balance at January 9, 2004 (inception)	-	$-	$-	$-	$-	$-

February 2004, common stock sold to an officer
($0.001/share)	30,000,000	30,000	(25,000)	-	-	5,000
April 2004 through May 2004, common stock
sold in private placement offering
($0.01/share) (Note 7)	19,200,000	19,200	12,800			32,000
Office space and administrative support
contributed by an officer	-	-	550	-	-	550
Net loss, period ended May 31, 2004	-	-	-	(4,859)	-	(4,859)

Balance at May 31, 2004	49,200,000	49,200	(11,650)	(4,859)	-	32,691

June 2004, common stock sold in private
placement offering ($0.01/share)(Note 7)	4,800,000	4,800	3,200	-	-	8,000
May 2005, common stock sold in public offering,
net of offering costs of $7,500 ($0.2/share)
($0.2/share) (Note 7)	1,839,000	1,839	51,961			53,800
Office space and administrative support
contributed by an officer	-	-	1,400	-	-	1,400
Comprehensive loss:
Net loss, year ended May 31, 2005	-	-	-	(20,353)	-	(20,353)
Cumulative translation adjustment	-	-	-	-	(387)	(387)
Comprehensive loss						(20,740)

Balance at May 31, 2005	55,839,000	55,839	44,911	(25,212)	(387)	75,151

Office space and administrative support
contributed by an officer	-	-	1,400	-	-	1,400
Comprehensive loss:
Net loss, year ended May 31, 2006	-	-	-	(59,304)	-	(59,304)
Cumulative translation adjustment	-	-	-	-	1,497	1,497
Comprehensive loss						(57,807)

Balance, May 31, 2006	55,839,000	$55,839	$46,311	$(84,516)	$1,110	$18,744

Common stock sold to the director at
$0.1 per share (post forward split)
on September 14, 2006	360,000	360	17,640	-	-	18,000
Issuance of common stock for cash at
$0.1 per share (post forward split)
on October 17, 2006	8,945,160	8,946	438,312	-	-	447,258
Issuance of common stock for cash at
$0.85 per share on February 28, 2007	2,110,588	2,110	894,890	-	-	897,000
Exercise of option at $0.375 per share
by the Director	120,000	120	44,880	-	-	45,000
Exercise of warrant at $0.1 per share	2,658,760	2,659	263,217	-	-	265,876
Stock-based compensation on
options granted	-	-	610,372	-	-	610,372
Comprehensive loss:
Net loss, year ended May 31, 2007	-	-	-	(1,197,372)	-	(1,197,372)
Cumulative translation adjustment	-	-	-	-	9,779	9,779
Comprehensive loss						(1,187,593)

Balance, May 31, 2007	70,033,508	$70,034	$2,315,622	$(1,281,888)	$10,889	$1,114,657

Exercise of warrant at $0.1 per share	1,590,000	1,590	157,410	-	-	159,000
Stock-based compensation on
options vested	-	-	42,261	-	-	42,261
Comprehensive loss:
Net loss, period ended August 31, 2007	-	-	-	(136,280)	-	(136,280)
Cumulative translation adjustment	-	-	-	-	817	817
Comprehensive loss						(135,463)

Balance, August 31, 2007	71,623,508	$71,624	$2,515,293	$(1,418,168)	$11,706	$1,180,455

THE STALLION GROUP
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
(Unaudited)

			January 9, 2004
			(Inception)
	For The Years Ended		Through
	August 31,		August 31,
	2007	2006	2007
Cash flows provided (used) by operating activities:

Net loss	$(136,280)	$(20,849)	$(1,418,168)

Adjustments to reconcile net loss to net cash used in operating activities:
Office space and administrative support contributed by an officer	-	-	3,350
Stock based compensation (Note 8)	42,261	-	652,633
Depletion	6,365	-	49,321
Write down in carrying value of oil and gas properties	-	-	174,311
Depreciation	471	-	1,302

Changes in operating assets and liabilities:
Increase in Accounts receivable	(157)	-	(5,965)
Increase in Prepaid expenses	(887)	(2,723)	(5,472)
Increase/(Decrease) in Accounts payable	(25,881)	2,343	20,015
Increase/(Decrease) in Accrued liabilities	-	1,500	-
Increase in amounts due to related party	5,618	-	5,895

Net cash used by operating activities	(108,490)	(19,729)	(522,778)

Cash flows used by investing activities:

Oil and gas properties acquisition (Note 3)	(96,282)	(300,000)	(1,296,282)
Purchase of furniture and computer equipment	(3,335)	-	(9,604)

Net cash used by investing activities	(99,617)	(300,000)	(1,305,886)

Cash flows provided (used) by financing activities:

Proceeds from sales of common stock	-	-	1,468,558
Proceeds from exercise of options and warrants	159,000	-	469,876
Payment of offering costs	-	-	(7,500)
Shares subscription received	300,000	447,520	300,000

Net cash provided by financing activities	459,000	447,520	2,230,934

Effect of exchange rate changes on cash	817	(369)	11,706

Increase in cash and cash equivalents	251,710	127,422	413,976

Cash and cash equivalents, beginning of period	162,266	22,100	-

Cash and cash equivalents, end of period	$413,976	$149,522	$413,976

THE STALLION GROUP
(An Exploration Stage Company)
Notes to Financial Statements
August 31, 2007

1.	BASIS OF PRESENTATION

The unaudited financial statements as of August 31, 2007 included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. It is suggested that these condensed financial statements be read in conjunction with the May 31, 2007 audited financial statements and notes thereto.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

	a)	Organization

The Stallion Group (“the Company”) was incorporated in the state of Nevada on January 9, 2004.

The Company is an exploration stage, independent natural gas and oil company engaged in the exploration, development and acquisition of natural gas and oil properties in the United States.

	b)	Development Stage Activities

The Company is a development stage enterprise engaged in the exploration for and production of natural gas and oil in the United States. Since August 2, 2006, the Company agreed to participate in the two proposed drilling programs to be conducted by Griffin & Griffin Exploration, L.L.C.

The Company is subject to several categories of risk associated with its development stage activities. Natural gas and oil exploration and production is a speculative business, and involves a high degree of risk. Among the factors that have a direct bearing on the Company’s prospects are uncertainties inherent estimating natural gas and oil reserves, future hydrocarbon production, and cash flows, particularly with respect to wells that have not been fully tested and with wells having limited production histories; access to additional capital; changes in the price of natural gas and oil; availability and cost of services and equipment; and the presence of competitors with greater financial resources and capacity.

	c)	Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company has incurred a net loss of $1,418,168 since inception. To achieve profitable operations, the Company requires additional capital for obtaining producing oil and gas properties through either the purchase of producing wells or successful exploration activity. Management believes that sufficient funding will be available to meet its business objectives including anticipated cash needs for working capital and is currently evaluating several financing options. However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of and, if successful, to commence the sale of its products under development. As a result of the foregoing, there exists substantial doubt the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

d)	Principles of Accounting

These financials statements are stated in U.S. dollars and have been prepared in accordance with U.S. generally accepted accounting principles.

e)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates with regard to these financial statements include the estimate of proved natural gas and oil reserve quantities and the related present value of estimated future net cash flows therefrom.

f)	Natural Gas and Oil Properties

The Company accounts for its oil and gas producing activities using the full cost method of accounting as prescribed by the United States Securities and Exchange Commission (“SEC”). Accordingly, all costs associated with the acquisition of properties and exploration with the intent of finding proved oil and gas reserves contribute to the discovery of proved reserves, including the costs of abandoned properties, dry holes, geophysical costs, and annual lease rentals are capitalized. All general corporate costs are expensed as incurred. In general, sales or other dispositions of oil and gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded. Amortization of evaluated oil and gas properties is computed on the units of production method based on all proved reserves on a country-by-country basis. Unevaluated oil and gas properties are assessed at least annually for impairment either individually or on an aggregate basis. The net capitalized costs of evaluated oil and gas properties (full cost ceiling limitation) are not to exceed their related estimated future net revenues from proved reserves discounted at 10%, and the lower of cost or estimated fair value of unproved properties, net of tax considerations. These properties are included in the amortization pool immediately upon the determination that the well is dry.

Unproved properties consist of lease acquisition costs and costs on well currently being drilled on the properties. The recorded costs of the investment in unproved properties are not amortized until proved reserves associated with the projects can be determined or until they are impaired.

g)	Revenue Recognition

The Company uses the sales method of accounting for natural gas and oil revenues. Under this method, revenues are recognized upon the passage of title, net of royalties. When sales volumes exceed the Company’s entitled share, an overproduced imbalance occurs. To the extent the overproduced imbalance exceeds the Company’s share of the remaining estimated proved natural gas reserves for a given property, the Company records a liability. At August 31, 2007, the Company had no overproduced imbalances.

h)	Cash and Cash Equivalent

Cash and cash equivalent consists of cash on deposit with high quality major financial institutions, and to date has not experienced losses on any of its balances. The carrying amounts approximated fair market value due to the liquidity of these deposits. For the purpose of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

i)	Environmental Protection and Reclamation Costs

The operations of the Company have been, and may be in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restorations costs. Both the likelihood of new regulations and their overall effect upon the Company may vary from region to region and are not predictable.

The Company’s policy is to meet or, if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures. Environmental expenditures that relate to ongoing environmental and reclamation programs will be charged against statements of operations as incurred or capitalized and amortized depending upon their future economic benefits. The Company does not currently anticipate any material capital expenditures for environmental control facilities because all property holdings are at early stages of exploration. Therefore, estimated future removal and site restoration costs are presently considered minimal.

j)	Foreign Currency Translation

United States funds are considered the Company’s functional currency. Transaction amounts denominated in foreign currencies are translated into their United States dollar equivalents at exchange rates prevailing at the transaction date. Monetary assets and liabilities are adjusted at each balance sheet date to reflect exchange rates prevailing at that date, and non-monetary assets and liabilities are translated at the historical rate of exchange. Gains and losses arising from restatement of foreign currency monetary assets and liabilities at each year-end are included in statements of operations.

k)	Capitalized Assets

Computer equipment and furniture are stated at cost. Provision for depreciation is calculated using the straight-line method over the estimated useful life of three years for computer equipment and five years for furniture.

	For the Periods Ended
	August 31,
	2007	2006
Furniture and Equipment	$9,604	$-
Depreciation	(1,302)	-
Total	$8,302	$-

l)	Impairment of Long-Lived Assets

In the event that facts and circumstances indicate that the costs of long-lived assets, other than oil and gas properties, may be impaired, and evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to market value or discounted cash flow value is required. Impairment of oil and gas properties is evaluated subject to the full cost ceiling as described under Oil and Gas Properties.

m)	Loss Per Share

In February 1997, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”). Under SFAS 128, basic and diluted earnings per share are to be presented. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the period. Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive common shares.

n)	Income Taxes

The Company follows the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the future tax consequences of (i) temporary differences between the tax bases of assets and liabilities, and their reported amounts in the financial statements, and (ii) operating loss and tax credit carryforwards for tax purposes. Deferred tax assets are reduced by a valuation allowance when, based upon management’s estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period.

o)	Financial Instruments

The Company’s financial instruments consist of cash and cash equivalent, accounts receivable, accounts payable and accrued liabilities, and promissory note payable.

It is management’s opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments is approximate their carrying values.

p)	Stock-Based Compensation

The Company adopted SFAS No. 123(revised), "Share-Based Payment", to account for its stock options and similar equity instruments issued. Accordingly, compensation costs attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date, and expensed over the expected vesting period. SFAS No. 123(revised) requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid.

q)	Asset Retirement Obligations

The Company accounts for asset retirement obligations in accordance with the provisions of SFAS 143 “Accounting for Asset Retirement Obligations”. SFAS 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The Company had no asset retirement obligation as of August 31, 2007.

3.	OIL AND GAS PROPERTIES

	(a)	Proved property

					Write down in
	May 31,		Depletion for		carrying value	August 31,
Property	2007	Addition	the period			2007
U.S.A. –
Proved
property	$90,679	$-	$(6,365)	$	- $	84,314

(b)	Unproved property

	May 31,		Cost added to	August 31,
Property	2007	Addition	capitalized cost	2007
U.S.A. –
Unproved
property	$892,054	$96,282	$-	$988,336

On August 2, 2006, the Company agreed to participate in the two proposed drilling programs to be conducted by Griffin & Griffin Exploration, L.L.C., thirty percent of which shall be funded by the Company. On August 21, 2006, the Company paid an amount of $300,000 to Griffin & Griffin Exploration, L.L.C. The Memorandum with Griffin & Griffin Exploration L.L.C. provides for the following payments:

1.	On or before October 1, 2006 the Company shall pay $600,000 for further development of prospects on lands of interest in Mississippi and Louisiana.

2.	On or before November 1, 2006 the Company shall pay $300,000 for further development of prospects on lands of interest in Mississippi and Louisiana.

Due to delays in drilling and agreement with the operator, the Company paid $600,000 on November 16, 2006 and $300,000 on March 26, 2007.

On January 19, 2007, the well, Dixon#1, was deemed non-commercial and plugged as no show of oil and/or gas. The cost of $121,815 was added to properties subject to depletion.

On June 2, 2007, the well, Randall#1, was deemed non-commercial and plugged as only two feet of gas on water. The cost of $80,754 was added to properties subject to depletion.

4.	RELATED PARTY TRANSACTIONS

During the three month period ended August 31, 2007, the Company paid Hurricane Corporate Services Ltd. (“Hurricane”) $13,197 (August 31, 2006 - $11,375) for accounting and administrative services, $182 (August 31, 2006 - $ nil) for legal and filing services, and $19,777 (August 31, 2006 - $ nil) for CFO services. Hurricane is owned by the directors of the Company.

During the three month period ended August 31, 2007, the Company paid $19,980 (August 31, 2006 - $ nil) as a consulting fee to the Chairman of the Company and his company CPG Consulting Ltd.

5.	EARNINGS/ (LOSS) PER SHARE

The computation of earnings per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements.

	Income/(Loss)	Shares	Per-Share
	(Numerator)	(Denominator)	Amount
For the period ended 31 August 2007:
Basic EPS
Income/(Loss) to common stockholders
	$(136,280)	70,776,660	$(0.00)
For the period ended 31 August 2006:
Basic EPS
Income/(Loss) to common Stockholders
	$(20,849)	55,839,000	$(0.00)

The Company excluded 2,230,000 options and 7,166,988 warrants from the Fully Diluted Earnings Per Share calculation as the Company considered the inclusion of these amounts would be anti-dilutive.

6.	OPTION ON UNPROVEN MINERAL INTERESTS

Mayan Minerals Ltd. Option Agreement

On May 31, 2004, the Company entered into an option agreement to acquire 100 percent of the right, title and interest in a mineral claim located in the Omineca Mining District, British Columbia, Canada. Under the terms of the Option Agreement, the Company is required to:

A.	Make option exploration expenditures as follows:

Exploration Expenditures		Due Date
CDN	$35,000.00	August 31, 2005
	85,000.00	August 31, 2006
CDN	$120,000.00

B.	Make annual payments of CDN$50,000, commencing January 1, 2007, as long as the Company held any interest in the claim.

In addition to the above terms, the optionor is to retain a three percent net smelter royalty.

The Company has decided to abandon this property during the year ended May 31, 2007.

7.	SHAREHOLDERS’ EQUITY

(a) A Forward Stock Split

On September 27, 2006 the Company amended its Articles of Incorporation through the implementation of a forward split of the Company’s Common Stock on the basis of three (3) new shares for each old share, based on a resolution of the Directors dated August 31, 2006 and a consent resolution of the shareholders dated September 8, 2006 signed by the holders of greater than 51% of the issued and outstanding shares of the Company. Prior to the split, the Company had 9,306,500 shares outstanding; post forward split, there will be 27,919,500 shares issued.

On April 18, 2007 the Company amended its Articles of Incorporation and increased its issued ad outstanding shares of common stock on the basis of two (2) new shares for every one (1) old share. Post forward split, the Company has 67,254,748 issued and outstanding shares of common stock.

(b) Authorized Stock

After a forward split, the amount of the total authorized capital stock of the Company is six hundred thousand dollars ($600,000) consisting of six hundred million (600,000,000) shares of common stock of the par value of $0.001 each.

After a second forward split on April 17, 2007, the Company increased its authorized capital from 600,000,000 shares of common stock to 1,200,000,000 shares of common stock, all of the shares of the Company being of the same class and without preference or distinction.

(c) Share Issuances

Between April 2004 and June 2004, the Company offered for sale 4,000,000 shares of its common stock at a price of $0.01 per share. The Company closed the offering after selling all 4,000,000 shares for gross proceeds of $40,000. The offering was made in reliance on an exemption from registration of a trade in the United States under Rule 903 of regulation S of the United States Securities Act of 1933, as amended.

Between February and May 2005, the Company offered for sale a minimum of 250,000 shares and a maximum of 500,000 shares of its common stock at a price of $0.20 per share. The Company closed the offering after selling 306,500 shares for gross proceeds of $53,800, net of $7,500 offering costs. The offering was made under an SB-2 offering registered by Regulation S-B under the United States Security Act of 1933, as amended.

The Company has received paid subscriptions for 1,550,860 common shares at $0.30 in August 2006 prior to the split; post forward split on September 27, 2006 and April 17, 2007, there are 9,305,160 shares issued for $465,258 ($0.050/share) . The share certificates were issued on October 17, 2006. The warrants price of the share was $0.60 prior to the split and $0.10 post forward split.

On February 28, 2007, the Company issued 1,055,294 common shares pursuant to a private placement for $897,000 at $0.85 per share prior to the split; post forward split on April 17, 2007, there are 2,110,588 shares issued ($0.425/share) . The warrants price of the share was $1 prior to the split and $0.50 post forward split.

(d) Common Stock Share Purchase Warrants

Between March and July 2007, the Company has received $424,876 for exercising 4,248,760 share purchase warrants at a price of $0.10 per share. As at August 31, 2007, share purchase warrants outstanding for the purchase of common shares are as follows:

	Warrants Outstanding
Exercise Price	Number of Shares	Expiry Date
$0.10	5,056,400	August 15, 2008
$0.50	2,110,588	September 29, 2008

8.	STOCK OPTIONS

Compensation expense related to stock options granted is recorded at their fair value as calculated by the Black-Scholes option pricing model. Compensation expense of $42,261 was recorded during the three month period ended August 31, 2007 related to options vested during the period.

The changes in stock options are as follows:

		Weighted
		Average
	Number	Exercise Price
Balance outstanding, May 31, 2007	2,230,000	$0.571
Granted	-	-
Exercised	-	-
Balance outstanding, August 31, 2007	2,230,000	$0.571

The following table summarized information about the stock options outstanding as at August 31, 2007:

Options Outstanding		Options Exercisable
	Number of Shares	Remaining Contractual	Number of
Exercise Price		Life (Years)	Shares
$0.375	280,000	2.05	256,667
$0.375	200,000	2.45	150,000
$0.600	1,400,000	2.45	1,050,000
$0.685	300,000	2.58	225,000
$0.950	50,000	2.71	25,000

9.	COMMITMENTS

On March 18, 2007, The Company has entered into a consulting agreement with Beerenbaum Media GmbH, to provide investor relations services to the Company for $7,500 per month commencing February 1, 2007.

Chisholm
Bierwolf
&
Nilson, LLC Certified Public Accountants

Todd D. Chisholm, Audit Partner
Nephi J. Bierwolf, Tax Partner
Troy F. Nilson, Audit Partner
Shauna S. Howe, Audit Partner

533 West 2600 South, Suite 25 • Bountiful, Utah 84010 • Phone: (801) 292-8756 • Fax: (801) 292-8809 • www.cbncpa.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Directors of
The Stallion Group

We have audited the accompanying balance sheet of The Stallion Group (a Nevada Corporation) (a exploration stage company) as of May 31, 2007, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of The Stallion Group, for the year ended May 31, 2006 and from inception on January 9, 2004 through May 31, 2006, were audited by other auditors whose report dated July 11, 2006 expressed an unqualified opinion.

We conducted our audit in accordance with standards of the PCAOB (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Stallion Group at May 31, 2007, and the results of its operations and cash flows for the year then ended and for the period from January 9, 2004 (inception) through May 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that The Stallion Group will continue as a going concern. As discussed in Note 1c to the financial statements, The Stallion Group has suffered recurring losses from operations and is dependent on financing to continue operations. This condition raises substantial doubt about the company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1c. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Chisholm, Bierwolf & Nilson

Chisholm, Bierwolf & Nilson, LLC
Bountiful, Utah
August 2, 2007

Member of AICPA, UACPA & Registered with PCAOB

THE STALLION GROUP
(An Exploration Stage Company)
Balance Sheet
May 31, 2007

	May 31,	May 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$162,266	$22,100
Accounts receivable	5,808	-
Prepaid expense	4,585	444
Total current assets	172,659	22,544
Capital assets, net	5,438	-
Other Assets
Oil and gas properties (Note 2)
Proved properties subject to amortization (net of amortization)	90,679	-
Unproved properties	892,054	-
Total Other Assets	982,733	-
TOTAL ASSETS	$1,160,830	$22,544
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$45,896	$-
Accrued liabilities	-	3,800
Due to related party	277	-
Total current liabilities	46,173	3,800
Total Liabilities	46,173	3,800
Shareholders' equity (Note 5)
Common stock, $0.001 par value; 1,200,000,000 shares authorized,
70,033,508, 55,839,000 shares issued and outstanding respectively	70,034	55,839
Additional paid-in capital	2,315,622	46,311
Cumulative Other Comprehensive Income	10,889	1,110
Accumulated deficit	(1,281,888)	(84,516)
Total shareholders' equity	1,114,657	18,744
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,160,830	$22,544

Accompanying notes are an integral part of these financial statements

THE STALLION GROUP
(An Exploration Stage Company)
Statements of Operations

			January 9, 2004
			(Inception)
	For The Years Ended		Through
	May 31,		May 31,
	2007	2006	2007
Revenue
Natural gas and oil revenue	$17,221	$-	$17,221

Cost of revenue
Natural gas and oil operating costs	1,846	-	1,846
Depletion	42,956	-	42,956
Writedown in carrying value of oil and gas property	174,311	-	174,311
	219,113	-	219,113

Gross profit	(201,892)	-	(201,892)

Expenses
Contributed rent	-	1,200	2,900
Contributed administrative support	-	200	450
Consulting (Note 8)	654,976	-	654,976
Depreciation	831	-	831
Investor relations services	134,861	-	134,861
Mineral exploration and filing fees (Note 4)	9,826	27,753	37,579
Legal and accounting	92,591	11,675	111,866
Office and miscellaneous (Note 3)	39,463	6,837	55,024
Organization costs	-	-	1,160
Travel	63,945	5,232	73,889
Business promotion	1,865	4,494	7,151
Other	2,779	1,913	4,966
Total expenses	1,001,137	59,304	1,085,653

Loss from Operations	(1,203,029)	(59,304)	(1,287,545)

Other income
Interest income	5,657	-	5,657
Total Other Income	5,657	-	5,657

Net loss before Income Tax	(1,197,372)	(59,304)	(1,281,888)

Income Tax	-	-	-
Net Loss	$(1,197,372)	$(59,304)	$(1,281,888)

Basic and diluted loss per share	$(0.02)	$(0.00)	$(0.02)

Basic and diluted weighted average
common shares outstanding	64,530,908	55,839,000	53,888,600

Comprehensive Income/(Loss)
Net Loss	(1,197,372)	(59,304)	(1,281,888)
Other Comprehensive Income/(Loss)
Foreign Currency Translation	9,779	-	9,779
COMPREHENSIVE INCOME (LOSS)	$(1,187,593)	$(59,304)	$(1,272,109)

Accompanying notes are an integral part of these financial statements

THE STALLION GROUP
(An Exploration Stage Company)
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
AND COMPREHENSIVE INCOME

	Common Stock		Additional		Cumulative	Total
		Par	Paid-In	Accumulated	Comprehensive	Shareholders'
	Shares	Value	Capital	Deficit	Income (Loss)	Equity

Balance at January 9, 2004 (inception)	-	$-	$-	$-	$-	$-

February 2004, common stock sold to an officer
($0.001/share)	30,000,000	30,000	(25,000)	-	-	5,000
April 2004 through May 2004, common stock
sold in private placement offering
($0.01/share) (Note 7)	19,200,000	19,200	12,800			32,000
Office space and administrative support
contributed by an officer	-	-	550	-	-	550
Net loss, period ended May 31, 2004	-	-	-	(4,859)	-	(4,859)

Balance at May 31, 2004	49,200,000	49,200	(11,650)	(4,859)	-	32,691

June 2004, common stock sold in private
placement offering ($0.01/share)(Note 5)	4,800,000	4,800	3,200	-	-	8,000
May 2005, common stock sold in public offering,
net of offering costs of $7,500 ($0.2/share)
($0.2/share) (Note 7)	1,839,000	1,839	51,961			53,800
Office space and administrative support
contributed by an officer	-	-	1,400	-	-	1,400
Comprehensive loss:
Net loss, year ended May 31, 2005	-	-	-	(20,353)	-	(20,353)
Cumulative translation adjustment	-	-	-	-	(387)	(387)
Comprehensive loss						(20,740)

Balance at May 31, 2005	55,839,000	55,839	44,911	(25,212)	(387)	75,151

Office space and administrative support
contributed by an officer	-	-	1,400	-	-	1,400
Comprehensive loss:
Net loss, year ended May 31, 2006	-	-	-	(59,304)	-	(59,304)
Cumulative translation adjustment	-	-	-	-	1,497	1,497
Comprehensive loss						(57,807)

Balance, May 31, 2006	55,839,000	$55,839	$46,311	$(84,516)	$1,110	$18,744

Common stock sold to the director at
$0.1 per share (post forward split)
on September 14, 2006	360,000	360	17,640	-	-	18,000
Issuance of common stock for cash at
$0.1 per share (post forward split)
on October 17, 2006	8,945,160	8,946	438,312	-	-	447,258
Issuance of common stock for cash at
$0.85 per share on February 28, 2007	2,110,588	2,110	894,890	-	-	897,000

Exercise of option at $0.375 per share
by the Director	120,000	120	44,880	-		-	45,000
Exercise of warrant at $0.1 per share	2,658,760	2,659	263,217	-		-	265,876
Stock-based compensation on
options granted	-	-	610,372	-		-	610,372
Comprehensive loss:
Net loss, year ended May 31, 2007	-	-	-	(1,197,372)		-	(1,197,372)
Cumulative translation adjustment	-	-	-	-		9,779	9,779
Comprehensive loss							(1,187,593)

Balance, May 31, 2007	70,033,508	$70,034	$2,315,622	$(1,281,888	) $	10,889	$1,114,657

Accompanying notes are an integral part of these financial statements

THE STALLION GROUP
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS

			January 9, 2004
			(Inception)
	For The Years Ended		Through
	May 31,		May 31,
	2007	2006	2007
Cash flows provided (used) by operating activities:

Net loss	$(1,197,372)	$(59,304)	$(1,281,888)

Adjustments to reconcile net loss to net cash used in operating activities:
Office space and administrative support contributed by an officer	-	1,400	3,350
Stock based compensation (Note 8)	610,372	-	610,372
Depletion	42,956		42,956
Write down in carrying value of oil and gas properties	174,311		174,311
Depreciation	831	-	831

Changes in operating assets and liabilities:
Increase in Accounts receivable	(5,808)	-	(5,808)
Increase in Prepaid expenses	(4,141)	(72)	(4,585)
Increase in Accounts payable	45,896	-	45,896
Increase/(Decrease) in Accrued liabilities	(3,800)	800	-
Increase in amounts due to related party	277	-	277

Net cash used by operating activities	(336,478)	(57,176)	(414,288)

Cash flows used by investing activities:

Oil and gas properties acquisition (Note 3)	(1,200,000)	-	(1,200,000)
Purchase of furniture and computer equipment	(6,269)	-	(6,269)

Net cash used by investing activities	(1,206,269)	-	(1,206,269)

Cash flows provided (used) by financing activities:

Proceeds from sales of common stock	1,362,258	-	1,468,558
Proceeds from exercise of options and warrants	310,876	-	310,876
Payment of offering costs	-	-	(7,500)

Net cash provided by financing activities	1,673,134	-	1,771,934

Effect of exchange rate changes on cash	9,779	1,497	10,889

Increase (Decrease) in cash and cash equivalents	140,166	(55,679)	162,266

Cash and cash equivalents, beginning of period	22,100	77,779	-

Cash and cash equivalents, end of period	$162,266	$22,100	$162,266

See accompanying notes to condensed financial statements

THE STALLION GROUP
(An Exploration Stage Company)
CONDENSED STATEMENTS OF CASH FLOWS (Continued)

January 9, 2004
(Inception)
	For The Years Ended		Through
	May 31,		May 31,
	2007	2006	2007

Supplemental Cash Flow Information

Cash Paid For:

Interest	-	-	-
Income taxes	-	-	-

Accompanying notes are an integral part of these financial statements

THE STALLION GROUP
(An Exploration Stage Company)
Notes to Financial Statements
May 31, 2007

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

	(a)	Organization

The Stallion Group (“the Company”) was incorporated in the state of Nevada on January 9, 2004.

The Company is a exploration stage company, independent natural gas and oil company engaged in the exploration, development and acquisition of natural gas and oil properties in the United States.

	(b)	Development Stage Activities

The Company is a development stage enterprise engaged in the exploration for and production of natural gas and oil in the United States. Since August 2, 2006, the Company agreed to participate in the two proposed drilling programs to be conducted by Griffin & Griffin Exploration, L.L.C.

The Company is subject to several categories of risk associated with its development stage activities. Natural gas and oil exploration and production is a speculative business, and involves a high degree of risk. Among the factors that have a direct bearing on the Company’s prospects are uncertainties inherent in estimating natural gas and oil reserves, future hydrocarbon production, and cash flows, particularly with respect to wells that have not been fully tested and with wells having limited production histories; access to additional capital; changes in the price of natural gas and oil; availability and cost of services and equipment; and the presence of competitors with greater financial resources and capacity.

	(c)	Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company has incurred a net loss of $1,281,888 since inception. To achieve profitable operations, the Company requires additional capital for obtaining producing oil and gas properties through either the purchase of producing wells or successful exploration activity. Management believes that sufficient funding will be available to meet its business objectives including anticipated cash needs for working capital and is currently evaluating several financing options. However, there can be no assurance that the

Company will be able to obtain sufficient funds to continue the development of and, if successful, to commence the sale of its products under development. As a result of the foregoing, the potential exists that the Company may not have the ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(d)	Principles of Accounting

These financials statements are stated in U.S. dollars and have been prepared in accordance with U.S. generally accepted accounting principles.

(e)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates with regard to these financial statements include the estimate of proved natural gas and oil reserve quantities and the related present value of estimated future net cash flows therefrom.

(f)	Natural Gas and Oil Properties

The Company accounts for its oil and gas producing activities using the full cost method of accounting as prescribed by the United States Securities and Exchange Commission (“SEC”). Accordingly, all costs associated with the acquisition of properties and exploration with the intent of finding proved oil and gas reserves contribute to the discovery of proved reserves, including the costs of abandoned properties, dry holes, geophysical costs, and annual lease rentals are capitalized. All general corporate costs are expensed as incurred. In general, sales or other dispositions of oil and gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded. Amortization of evaluated oil and gas properties is computed on the units of production method based on all proved reserves on a country-by-country basis. Unevaluated oil and gas properties are assessed at least annually for impairment either individually or on an aggregate basis. The net capitalized costs of evaluated oil and gas properties (full cost ceiling limitation) are not to exceed their related estimated future net revenues from proved reserves discounted at 10%, and the lower of cost or estimated fair value of unproved properties, net of tax considerations. These properties are included in the amortization pool immediately upon the determination that the well is dry.

Unproved properties consist of lease acquisition costs and costs on wells currently being drilled on the properties. The recorded costs of the investment in unproved properties are not amortized until proved reserves associated with the projects can be determined or until they are impaired.

(g)	Revenue Recognition

The Company uses the sales method of accounting for natural gas and oil revenues. Under this method, revenues are recognized upon the passage of title, net of royalties. When sales volumes exceed the Company’s entitled share, an overproduced imbalance occurs. To the extent the overproduced imbalance exceeds the Company’s share of the remaining estimated proved natural gas reserves for a given property, the Company records a liability. At May 31, 2007, the Company had no overproduced imbalances.

(h)	Cash and Cash Equivalent

Cash and cash equivalent consists of cash on deposit with high quality major financial institutions, and to date has not experienced losses on any of its balances. The carrying amounts approximated fair market value due to the liquidity of these deposits. For the purpose of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

(i)	Environmental Protection and Reclamation Costs

The operations of the Company have been, and may be in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restorations costs. Both the likelihood of new regulations and their overall effect upon the Company may vary from region to region and are not predictable.

The Company’s policy is to meet or, if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures. Environmental expenditures that relate to ongoing environmental and reclamation programs will be charged against statements of operations as incurred or capitalized and amortized depending upon their future economic benefits. The Company does not currently anticipate any material capital expenditures for environmental control facilities because all property holdings are at early stages of exploration. Therefore, estimated future removal and site restoration costs are presently considered minimal.

(j)	Foreign Currency Translation

United States funds are considered the Company’s functional currency. Transaction amounts denominated in foreign currencies are translated into their United States dollar equivalents at exchange rates prevailing at the transaction date. Monetary assets and liabilities are adjusted at each balance sheet date to reflect exchange rates prevailing at that date, and non-monetary assets and liabilities are translated at the historical rate of exchange. Gains and losses arising from restatement of foreign currency monetary assets and liabilities at each year-end are included in statements of operations.

(k)	Capitalized Assets

Computer equipment and furniture are stated at cost. Provision for depreciation is calculated using the straight-line method over the estimated useful life of three years for computer equipment and five years for furniture.

	For the Years Ended
	May 31,
	2007	2006
Furniture & Equipment	6,269	-
Depreciation	(831)	-

Total	5,438	-

(l)	Impairment of Long-Lived Assets

In the event that facts and circumstances indicate that the costs of long-lived assets, other than oil and gas properties, may be impaired, and evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to market value or discounted cash flow value is required. Impairment of oil and gas properties is evaluated subject to the full cost ceiling as described under Oil and Gas Properties.

(m)	Loss Per Share

In February 1997, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”). Under SFAS 128, basic and diluted earnings per share are to be presented. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the period. Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive common shares.

(n)	Income Taxes

The Company follows the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the future tax consequences of (i) temporary differences between the tax bases of assets and liabilities, and their reported amounts in the financial statements, and (ii) operating loss and tax credit carryforwards for tax purposes. Deferred tax assets are reduced by a valuation allowance when, based upon management’s estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period.

	(o)	Financial Instruments

The Company’s financial instruments consist of cash and cash equivalent, accounts receivable, accounts payable and accrued liabilities, and promissory note payable.

It is management’s opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments is approximate their carrying values.

	(p)	Stock-Based Compensation

The Company adopted SFAS No. 123(revised), "Share-Based Payment", to account for its stock options and similar equity instruments issued. Accordingly, compensation costs attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date, and expensed over the expected vesting period. SFAS No. 123(revised) requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid.

	(q)	Asset Retirement Obligations

The Company accounts for asset retirement obligations in accordance with the provisions of SFAS 143 “Accounting for Asset Retirement Obligations”. SFAS 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The Company had no asset retirement obligation as of May 31, 2007.

2.	OIL AND GAS PROPERTIES

	(a)	Proved property

				Write down
	May 31,		Depletion for	in carrying	May 31,
Property	2006	Addition	the period	value	2007
U.S.A. –
Proved
property	$-	$307,946	$(42,956)	$(174,311)	$90,679

(b)	Unproved property

	May 31,		Costs reclassified	May 31,
Property	2006	Addition	to Proved	2007
			Properties
U.S.A. –
Unproved
property	$-	$1,200,000	$307,946	$892,054

On August 2, 2006, the Company agreed to participate in the two proposed drilling programs to be conducted by Griffin & Griffin Exploration, L.L.C., thirty percent of which shall be funded by the Company. On August 21, 2006, the Company paid an amount of $300,000 to Griffin & Griffin Exploration, L.L.C. The Memorandum with Griffin & Griffin Exploration L.L.C. provides for the following payments:

1.	On or before October 1, 2006 the Company shall pay $600,000 for further development of prospects on lands of interest in Mississippi and Louisiana.

2.	On or before November 1, 2006 the Company shall pay $300,000 for further development of prospects on lands of interest in Mississippi and Louisiana.

Due to delays in drilling and agreement with the operator, the Company paid $600,000 on November 16, 2006 and $300,000 on March 26, 2007.

On January 19, 2007, the well, Dixon#1, was deemed non-commercial and plugged as no show of oil and/or gas. The cost of $121,815 was added to properties subject to depletion.

On June 2, 2007, the well, Randall#1, was deemed non-commercial and plugged as there was only two feet of gas on water. The cost of $80,754 was added to properties subject to depletion.

3.	RELATED PARTY TRANSACTIONS

During the years ended May 31, 2007 and 2006, the Company paid Sylco Investment Ltd. (“Sylco”) $3,853 and $6,107, respectively, for business promotion and office expenses. Sylco is an affiliate of the Company that is 100% owned by the Company’s president.

During the year ended May 31, 2007, the Company paid Hurricane Corporate Services Ltd. (“Hurricane”) $36,499 for accounting and administrative services, $1,231 for legal and filing services, and $18,438 for CFO services. Hurricane is owned by the directors of the Company.

During the year ended May 31, 2007, the Company paid $28,000 as a consulting fee to the Chairman of the Company.

In September 2006, the Company sold 180,000 shares of common stock to its director for $18,000 ($0.10/share) .

4.	EARNINGS/(LOSS) PER SHARE

The computation of earnings per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements.

	Income/(loss)	Shares	Per-Share
	(Numerator)	(Denominator)	Amount
For the year ended 31 May 2007:
Basic EPS
Income/(Loss) to common stockholders	$(1,172,372)	64,530,908	$(0.02)

For the year ended 31 May 2006:
Basic EPS
Income/(Loss) to common	$(59,304)	55,839,000	$(0.00)
stockholders

The Company excluded 2,230,000 options and 8,756,988 warrants from the Fully Diluted Earnings Per Share calculation as the Company considered the inclusion of these amounts would be anti-dilutive.

5.	OPTION ON UNPROVEN MINERAL INTERESTS

Mayan Minerals Ltd. Option Agreement

On May 31, 2004, the Company entered into an option agreement to acquire 100 percent of the right, title and interest in a mineral claim located in the Omineca Mining District, British Columbia, Canada. Under the terms of the Option Agreement, the Company is required to:

A. Make option exploration expenditures as follows:

Exploration Expenditures		Due Date
CDN	$35,000.00	August 31, 2005
	85,000.00	August 31, 2006

CDN	$120,000.00

B. Make annual payments of CDN$50,000, commencing January 1, 2007, as long as the Company held any interest in the claim.

In addition to the above terms, the optionor is to retain a three percent net smelter royalty.

A $7,964 (CDN$10,000) deposit was made on Phase I of the work program on the claims in June 2005 and a final payment of $19,789 (CDN$23,280) was made on Phase I in October 2005. The Company’s initial exploration expenditure requirements were deemed to have been met in accordance with the option agreement following the two payments.

During May 2006, the Company received the engineering report on the first phase of the property’s exploration, which included the following recommendations:

If the Company determines that it should continue with the projected three-phase exploration program, the second phase should be comprised of three parts:

Phase 2A	Stake and additional 40 to 50 claims to the east, west, and north of the existing claim (estimated cost of CDN$18,000).

Phase 2B	Repeat the Phase 1 general exploration program on the newly acquired claims (estimated cost of CDN$100,000).

Phase 2C	Conduct diamond drilling over selected targets determined from Phase 2B (estimate cost of CDN$150,000).

Phase 3 of exploration would continue the diamond drill program if results from Phase 2 are positive (estimated cost of CDN$220,000). The Company has decided to abandon this property during the year ended May 31, 2007.

6.	SHAREHOLDERS’ EQUITY

	(a)	A Forward Stock Split

On September 27, 2006 the Company amended its Articles of Incorporation through the implementation of a forward split of the Company’s Common Stock on the basis of three (3) new shares for each old share, based on a resolution of the Directors dated August 31, 2006 and a consent resolution of the shareholders dated September 8, 2006 signed by the holders of greater than 51% of the issued and outstanding shares of the Company. Prior to the split, the Company had 9,306,500 shares outstanding; post forward split, there will be 27,919,500 shares issued.

On April 18, 2007 the Company amended its Articles of Incorporation and increased its issued ad outstanding shares of common stock on the basis of two (2) new shares for every one (1) old share. Post forward split, the Company has 67,254,748 issued and outstanding shares of common stock.

(b)	Authorized Stock

After a forward split, the amount of the total authorized capital stock of the Company is six hundred thousand dollars ($600,000) consisting of six hundred million (600,000,000) shares of common stock of the par value of $0.001 each.

After a second forward split on April 17, 2007, the Company increased its authorized capital from 600,000,000 shares of common stock to 1,200,000,000 shares of common stock, all of the shares of the Company being of the same class and without preference or distinction.

(c)	Share Issuances

Between April 2004 and June 2004, the Company offered for sale 4,000,000 shares of its common stock at a price of $0.01 per share. The Company closed the offering after selling all 4,000,000 shares for gross proceeds of $40,000. The offering was made in reliance on an exemption from registration of a trade in the United States under Rule 903 of regulation S of the United States Securities Act of 1933, as amended.

Between February and May 2005, the Company offered for sale a minimum of 250,000 shares and a maximum of 500,000 shares of its common stock at a price of $0.20 per share. The Company closed the offering after selling 306,500 shares for gross proceeds of $53,800, net of $7,500 offering costs. The offering was made under an SB-2 offering registered by Regulation S-B under the United States Security Act of 1933, as amended.

The Company has received paid subscriptions for 1,550,860 common shares at $0.30 in August 2006 prior to the split; post forward split on September 27, 2006 and April 17, 2007, there are 9,305,160 shares issued for $465,258 ($0.050/share). The share certificates were issued on October 17, 2006. The warrants price of the share was $0.60 prior to the split and $0.10 post forward split.

On February 28, 2007, the Company issued 1,055,294 common shares pursuant to a private placement for $897,000 at $0.85 per share prior to the split; post forward split on April 17, 2007, there are 2,110,588 shares issued ($0.425/share). The warrants price of the share was $1 prior to the split and $0.50 post forward split.

(d)	Common Stock Share Purchase Warrants

As at May 31, 2007, share purchase warrants outstanding for the purchase of common shares are as follows:

	Warrants Outstanding
Exercise Price	Number of Shares	Expiry Date
$0.10	6,646,400	August 15, 2008
$0.50	2,110,588	September 29, 2008

7.	STOCK OPTIONS

Compensation expense related to stock options granted is recorded at their fair value as calculated by the Black-Scholes option pricing model. Compensation expense of $610,372 was recorded during the year ended May 31, 2007 related to options granted during the year.

The changes in stock options are as follows:

		Weighted
		Average
	Number	Exercise Price

Balance outstanding, May 31, 2006	-	$-

Granted	400,000	0.375
	200,000	0.375
	1,400,000	0.600
	300,000	0.685
	50,000	0.950

Exercised	(120,000)	0.375

Balance outstanding, May 31, 2007	2,230,000	$0.571

The following table summarized information about the stock options outstanding as at May 31, 2007:

Options Outstanding		Options Exercisable

	Number of	Remaining Contractual	Number of
Exercise Price	Shares	Life (Years)	Shares
$0.375	280,000	2.30	236,666
$0.375	200,000	2.70	150,000
$0.600	1,400,000	2.70	1,050,000
$0.685	300,000	2.83	150,000
$0.950	50,000	2.96	12,500

8.	COMMITMENTS

On March 18, 2007, The Company has entered into a consulting agreement with Beerenbaum Media GmbH, to provide investor relations services to the Company for $7,500 per month commencing February 1, 2007.

9.	INCOME TAXES

The Company records its income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. The Company incurred net operating losses during the periods shown on the condensed financial statements resulting in a deferred tax asset, which was fully allowed for; therefore, the net benefit and expense result in $-0- income taxes.

A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate is as follows:

	For the Years Ended
	May 31,

	2007	2006
U.S. statutory federal rate	16.37%	16.37%
Contributed rent and services	-0.39%	-0.39%
Net operating loss for which no tax
benefit is currently available	15.98%	-15.98%
Total	0.00%	0.00%
	For the Years Ended
	May 31,

	2007	2006
Deferred tax assets	201,810	12,965
Deferred tax liabilities	-	-
Valuation Allowance	(201,810)	(12,965)
Total	-	-

At May 31, 2007, deferred tax assets consisted of a net tax asset of $201,810, due to operating loss carry forwards of $1,262,888, which was fully allowed for, in the valuation allowance of $201,810. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the years ended May 31, 2007 and 2006 totaled $188,845 and $9,476, respectively. The net operating loss carry forward expires through the year 2027.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required. Should the Company undergo an ownership change as defined in Section 382 of the Internal Revenue Code, the Company’s tax net operating loss carry forwards generated prior to the ownership change will be subject to an annual limitation, which could reduce or defer the utilization of these losses.

The components of income tax expense are as follows:

	For the Years Ended
	May 31,

	2007	2006
Federal Tax	-	-
State Tax	-	-
Change in Deferred Tax Asset	188,845	9,476
Change in Valuation Allowance	(188,845)	(9,476)
Total	-	-

10.	RECENT ACCOUNTING PRONOUNCEMENTS

(a)

In June 2006, FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109”, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material effect on its financial condition or results of operations.

(b)

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. Where applicable, SFAS No. 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged. The Company does not expect the adoption of SFAS No. 157 to have a material effect on its financial condition or results of operations.

(c)

In September 2006, FASB issued SFAS No. 158, “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS No. 158 requires, among other things, that a company (1) recognize a net liability or asset to report the funded status of their defined benefit pensions and other postretirement plans on its balance sheet and (2) measure benefit plan assets and benefit obligations as of the company's balance sheet date. Calendar year-end companies with publicly traded equity securities are required to adopt the recognition and disclosure provisions of SFAS 158 as of December 31, 2006. The Company does not expect the adoption of SFAS No. 158 to have a material effect on its financial condition or results of operations.

(d)

In September 2006, the SEC announced Staff Accounting Bulletin No. 108 (“SAB 108”). SAB 108 addresses how to quantify financial statement errors that arose in prior periods for purposes of assessing their materiality in the current period. It requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality. It clarifies that immaterial financial statement errors in a prior SEC filing can be corrected in subsequent filings without the need to amend the prior filing. In addition, SAB 108 provides transitional relief for correcting errors that would have been considered immaterial before its issuance. The Company does not expect the adoption of SAB 108 to have a material effect on its financial condition or results of operations.

(e)

In February 2007, the FASB issued SFAS No. 159, “The fair value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statements objective is to improve financial reporting by providing the Company with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objective for accounting for financial instruments. The adoption of SFAS 159 did not have an impact on the Company’s financial statements. The Company presently comments on significant accounting policies (including fair value of financial instruments) in Note 1 to the financial statements.

Part II. Information Not Required In Prospectus

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of the offering, whether or not all shares are sold, all of which are to be paid by the registrant, are as follows:

Transfer Agent Fees	$1,500
SEC and EDGAR Filing Fees	568
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	1,000
Contingency & Miscellaneous Expenses	1,500
TOTAL	$24,568

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, Stallion has sold the following securities which were not registered under the Securities Act of 1933, as amended:

In September of 2007, we issued 4,246,000 shares at $0.10 per share for cash proceeds of $424,600. The shares were issued upon exercise of warrants issued in the October 2006 financings. The shares were issued to non-U.S. persons pursuant to Regulation S of the Securities Act of 1933.

In February and March of 2007 we issued 1,055,294 units at $0.425 per unit for cash proceeds of $448,500. Each unit consists of a share in our common stock and a warrant. Each warrant may be exercised until September 29, 2008 to acquire an additional share of our common stock at an exercise price of $0.50 per share. The units were issued to non-U.S. persons pursuant to Regulation S of the Securities Act of 1933.

In October of 2006 we issued 9,305,160 units (adjusted for a subsequent two for one share split) at a price of $0.05 per unit for cash proceeds of $465,258. Each unit consists of a share in our common stock and a warrant. Each warrant may be exercised until August 15, 2008 to acquire an additional share of our common stock at an exercise price of $0.10 per share. The units were issued to non-U.S. persons pursuant to Regulation S of the Securities Act of 1933.

The Company incorporates by reference the Recent Sales of Unregistered Securities (a) prior sales of common stock section of Amendment No.3 to the Company’s registration statement on Form SB-2 filed with the Securities and Exchange Commission on February 3, 2005 (File No. 333-18360).

EXHIBITS

The following Exhibits are filed as part of this registration statement or are incorporated herein by reference.

Exhibit No.	Document Description
3.1(1)	Articles of Incorporation
3.2(2)	Certificate of Change and Amended and Restated Articles of Incorporation
3.3(3)	Certificate of Change to Articles of Incorporation
3.4 (1)	Bylaws
4.1(1)	Specimen Stock Certificate
5.1	Opinion of Morton & Company*
10.1(4)	Memorandum agreement with Griffin & Griffin Exploration, LLC
10.2	Operating Agreement with Griffin & Griffin Exploration, LLC
23.1	Consent of Chisholm, Bierwolf & Nilson LLC, *
23.2	Consent of Counsel (see Exhibit 5.1)
23.3	Consent of Veazey & Associates, LLC.*
24.1	Power of Attorney (Included on Signature Page)

* Filed herewith

(1) Incorporated by reference to the corresponding exhibits forming part of the Form SB-2 Registration Statement filed with the SEC on August 19, 2004 under file number 333-118360.
(2) Incorporated by reference to Exhibit 99.1 to the Form 8-K filed with the SEC on September 27, 2006. (3) Incorporated by reference to Exhibit 99.1 to the Form 8-K filed with the SEC on April 17, 2007.
(4) Incorporated by reference to Exhibit 99.1 to the Form 8-K filed with the SEC on August 11, 2006.

UNDERTAKINGS

The undersigned registrant hereby undertakes as follows:

1.	To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of the Registration Fee” table in the effective registration statement; and

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement.

2.

For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment that contains a prospectus as a new registration statement of the securities offered, and the offering of the securities at that time as the initial bona fide offering of those securities.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above in Item 24, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5.
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to the purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and have authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, on the 16th day of October, 2007.

The Stallion Group
(Registrant)		/s/ Christopher Paton-Gay
By:
Christopher Paton-Gay
Chief Executive Officer
(Principal executive officer)

/s/ Kulwant Sandher
By:
Kulwant Sandher
Chief Financial Officer
(Principal accounting officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher Paton-Gay, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 of The Stallion Group, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Christopher Paton-Gay
	Chief Executive Officer,	October 16, 2007
Christopher Paton-Gay	Chairman, Director
(Principal executive officer)

/s/ Kulwant Sandher
	Chief Financial Officer,	October 16, 2007
Kulwant Sandher	Secretary, Director
(Principal accounting officer)